ACQUISITION AGREEMENT

BETWEEN

SILVER STANDARD RESOURCES INC.

AND

PRETIUM RESOURCES INC.

Table of Contents

ACQUISITION AGREEMENT

THIS AGREEMENT made as of October 28, 2010,

BETWEEN:

SILVER STANDARD RESOURCES INC., a corporation incorporated under the laws of British Columbia

(the "**Seller**");

AND:

PRETIUM RESOURCES INC., a corporation incorporated under the laws of British Columbia

(the "**Buyer**");

THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, representations and warranties set out below, the parties covenant and agree as follows:

1. INTERPRETATION

1.1. Definitions

In this Agreement, the following terms shall have the following meanings:

(a) "**Acquiror**" has the meaning set forth in Section 9.2(b);

(b) "**Affiliate**" means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such Person. A Person shall be deemed to "**control**" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and the term "**controlled**" shall have a similar meaning, provided however Seller and Buyer shall not be considered to be Affiliates of each other;

(c) "**Agreed Amount**" has the meaning set forth in Section 2.5;

(d) "**Agreement**" means this Agreement, including its recitals and Schedules, as amended, restated or supplemented from time to time in accordance with the terms hereof;

(e) "**Area of Interest**" shall have the meaning set forth in Section 9.2(a);

(f) "**Books and Records**" means all books, records and data in all formats (including, without limitation, paper and electronic formats), wherever located, belonging to TargetCo including, without limitation, geological information and studies, reports, models, assays, drill hole data, geochemical reports and other information concerning the Snowfield/Brucejack Properties and operations thereon;

(g) "**Brucejack Project**" means the mineral exploration project in British Columbia located in and around the properties comprising part of the Snowfield/Brucejack Assets referred to in Section 1.1(ggg)(ii);

(h) "**Business Day**" means any day (other than a Saturday or Sunday) on which Canadian chartered banks are open for business in Vancouver, British Columbia;

(i) "**Buyer's Shares**" means the common shares forming part of the authorized capital of Buyer;

(j) "**Canadian Securities Laws**" shall mean the securities laws of each province of Canada and the respective rules and regulations thereunder, together with the published policies and instruments of the Canadian Securities Administrators and other securities regulatory authorities having jurisdiction;

(k) "**Cash Component**" has the meaning set forth in Section 2.2(a);

(l) "**Claim**" has the meaning set forth in Section 11.6(a);

(m) "**Closing**" means the completion of the sale to and purchase by Buyer of the Purchased Shares and the completion of all other matters contemplated by this Agreement which are to occur prior to or contemporaneously with the purchase and sale of the Purchased Shares;

(n) "**Closing Date**" means the IPO Date or such other Business Day as the parties agree in writing as the date that the Closing shall take place;

(o) "**Closing Time**" means such time on the Closing Date as is immediately following the completion of the IPO Financing, or such other time on the Closing Date as the parties agree in writing that the Closing shall take place;

(p) "**Contract**" means any written contract, mortgage, deed of trust, bond, indenture, lease, licence, option, warrant or other instrument, document or agreement;

(q) "**Convertible Note**" has the meaning set forth in Section 2.2(b);

(r) "**Dawson Royalty**" means a royalty payable on the XRAY 8 mineral claim (Tenure #250824), which now forms part of the Snowfield Properties and certain other mineral claims, and other obligations, pursuant to an agreement dated December 31, 1990 between Newhawk Gold Mines Ltd., Granduc Mines Limited and Grace Dawson and a memorandum of understanding dated February 4, 1992 between Placer Dome Inc. and Newhawk Gold Mines Ltd.;

(s) "**Direct Claim**" has the meaning set forth in Section 11.6(a);

(t) "**Encumbrance**" means any security interest, lien, charge, hypothec, pledge, mortgage, title retention agreement, royalty or other encumbrance of any nature and kind whatsoever;

(u) "**Environmental Law**" means any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

(v) "**Environmental Liabilities**" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, Judgments, settlements, costs, disbursements or expenses (including, without limitation, attorneys' fees and experts' fees) of any kind or of any nature whatsoever (including, without limitation, liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with, or caused by, the Snowfield/Brucejack Assets or Other Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of, or arising under, Environmental Laws, or otherwise, which exist or arise in whole or in part prior to, at, or subsequent to, the Closing, and regardless of whether a reclamation certificate has been issued, including, without limiting the generality of the foregoing, those existing or arising from or related to:

(i) the presence, release, threatened release, discharge or emission into the environment of any Regulated Substance;

(ii) the violation or alleged violation of any Environmental Law;

(iii) surface, underground, air, ground water, surface water or marine environment contamination;

(iv) Reclamation obligations;

(v) the removal of or failure to remove foundations, structures or equipment; and

(vi) damages and losses suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;

(w) "**Environmental Notice**" means any written directive, order, investigation, proceeding or letter from any Governmental Authority, relating to non-compliance with or breach of any Reclamation obligation or Environmental Law;

(x) "**Equity Securities**" means Buyer's Shares or securities convertible into or exercisable or exchangeable for Buyer's Shares including, without limitation, the Convertible Note and other convertible debt securities;

(y) "**First Party**" has the meaning set forth in Section 8.4(a);

(z) **"GAAP"** means generally accepted accounting principles in Canada, from time to time;

(aa) **"Governmental Authority"** means any domestic or foreign government, whether federal, provincial, municipal or local, and any agency or authority, instrumentality, Court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, including, without limitation, the TSX and the applicable Canadian securities regulatory authorities;

(bb) **"Governmental Permits"** means permits, licences, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with any Governmental Authority;

(cc) **"Indemnified Party"** has the meaning set forth in Section 11.6(a);

(dd) **"Indemnifying Party"** has the meaning set forth in Section 11.6(a);

(ee) **"Interim Period"** means the period commencing on the date hereof and ending immediately following completion of the Closing;

(ff) **"IPO Date"** means the date that Buyer completes the IPO Financing;

(gg) **"IPO Financing"** means an initial public offering of the Buyer's Shares in Canada on or prior to the Outside IPO Date whereby Buyer becomes a reporting issuer in one or more jurisdictions in Canada under applicable Canadian Securities Laws, and Buyer's Shares, including the Payment Shares are listed and posted for trading on the TSX;

(hh) **"IPO Price"** means the price at which the Buyer's Shares are sold pursuant to the IPO Financing.

(ii) **"Itemized Properties"** has the meaning set forth in Section 9.2(a);

(jj) **"Judgment"** means any judgment, writ, order, injunction, award or decree of any Court, judge, justice, magistrate or arbitrator, including any bankruptcy court or justice, and any order of, or by, any Governmental Authority;

(kk) **"Legal Requirements"** means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, from time to time, including any Judgment;

(ll) **"Litigation"** means any claim, action, suit, proceeding, arbitration, investigation or hearing, including, to the knowledge of the applicable party, any threat related to the foregoing, in each case that could result in a Judgment;

(mm) **"Loss"** or **"Losses"** means any claims, losses, liabilities, damages, prosecutions, fines, penalties, costs or expenses (including reasonable costs, fees and expenses of legal

counsel), but excluding loss of profits, economic loss or special or consequential damages;

(nn) "**Matching Offer**" has the meaning set forth in Section 8.2;

(oo) "**Minimum Cash Proceeds**" has the meaning set forth in Section 2.2(a)(ii);

(pp) "**Newhawk Royalty**" means the royalty payable on the mineral claims which now form part of the Brucejack Properties and other obligations, pursuant to an agreement dated August 31, 2001 between Newhawk Gold Mines Ltd. and Blackhawk Mining Inc.;

(qq) "**Notice of Claim**" has the meaning set forth in Section 11.6(a);

(rr) "**Other Assets**" has the meaning set forth in Section 9.7(a);

(ss) "**Outstanding Balance**" has the meaning set forth in Section 2.3(b);

(tt) "**Outside IPO Date**" means January 31, 2011;

(uu) "**Over-Allotment Option**" means an option to be granted to the underwriters of the IPO Financing which will permit the underwriters to purchase up to such number of additional Buyer's Shares at the IPO Financing issue price as is equal to 15% of the number of Buyer's Shares sold under the IPO Financing to cover over-allotment if any, and for market stabilization purposes;

(vv) "**Payment Shares**" shall have the meaning set forth in Section 2.2(c);

(ww) "**Permitted Encumbrances**" means:

(i) liens for Taxes not yet due and payable;

(ii) easements, rights of way, servitudes and other similar rights in land, including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

(iii) rights reserved to, or vested in, any Governmental Authority:

A. to regulate the Snowfield/Brucejack Assets;

B. by the terms of any mineral claim or placer claim forming part of the Snowfield/Brucejack Assets, or by any statutory provision, to terminate any such mineral claim or placer claim or to require annual or other periodic payments as a condition of the continuance thereof;

C. to levy Taxes on the minerals, ores or other products and substances produced from the Snowfield/Brucejack Properties or any of them or the revenue therefrom;

(iv) public and statutory obligations which are not due or delinquent, and liens or security incurred, created or granted or imposed by Legal Requirements, to a Governmental Authority in connection with the Snowfield/Brucejack Assets or operations thereon;

(v) all exceptions, limitations, provisos, reservations and conditions, including royalties, contained in the original or other grants or dispositions from the Crown of all or part of the Snowfield/Brucejack Properties or any interest therein and all statutory exceptions, limitations, provisos, reservations and conditions, including royalties, currently applicable to the Snowfield/Brucejack Properties including, without limitation, all applicable exceptions, limitations, provisos, reservations, and conditions, including royalties, under the *Mineral Tenure Act* (British Columbia), the *Mines Act* (British Columbia), the *Mining Right of Way Act* (British Columbia), the *Forest Act* (British Columbia), the *Land Title Act* (British Columbia), the *Land Act* (British Columbia), and the *Agricultural Land Commission Act* (British Columbia) and the respective regulations thereunder;

(vi) any minor defects, irregularities or deficiencies in the record of title to any of the mineral claims or placer claims comprising the Snowfield/Brucejack Properties or any part thereof, which do not affect the validity of such claims;

(vii) regardless of how created or arising:

A. any mortgage, charge, assignment, including any assignment of rents, lien, charge, whether fixed or floating, execution, security interest, hypothec or pledge, notation on or against title or any other encumbrances or claim whatsoever in, on or in respect of all or any part of the Snowfield/Brucejack Assets;

B. any claim, obligation or liability or any interest, right or entitlement against or in all or any part of the Snowfield/Brucejack Assets, including, without limitation, any royalty or other interest whatsoever in production from any part of the Snowfield/Brucejack Properties;

C. any option or other right to acquire, or to acquire any right, title or interest in, all or any part of the Snowfield/Brucejack Assets;

D. any instrument, agreement or other document providing for the creation of, or any right capable of becoming, any of the foregoing; and

E. any filing or notice of any nature that reflects or evidences an Encumbrance,

that is reflected or filed in the mineral titles registry (both electronic and paper registries) maintained by the Chief Gold Commissioner of British Columbia, the British Columbia land titles registry, the personal property registry for British Columbia, any office of the Bank of Canada or any registrar for the Bank of Canada, the Bankruptcy and Official Receivers Office, municipal offices, court registries, sherriff's and/or bailiff's offices, Canada Revenue Agency, the offices

of any Provincial taxation authorities, the offices of authorities responsible for employment standards and workers' compensation legislation and any similar or corresponding registries or offices;

(viii) any claim of right, title or jurisdiction which may be made or established by any first nation peoples by virtue of their status as first nation peoples to or over any of the lands or waters constituting any of the Snowfield/Brucejack Properties or any products harvested or mined from any of the Snowfield/Brucejack Properties;

(ix) any right associated with any actual or potential competing interest in, or uses for, all or any part of the Snowfield/Brucejack Properties including, without limitation, the occurrence of traplines, environmentally sensitive areas, unique or at risk species, parks proposals, reserves established by Legal Requirements or otherwise, governmental land use plans or policies, forestry tenures, crown granted mineral claims, coal tenures, legacy claims or mining leases issued under the *Mineral Tenure Act* (British Columbia) over which any of the Snowfield/Brucejack Properties are overlapping, petroleum and natural gas tenures or *Land Act* (British Columbia) tenures;

(x) easements, servitudes, rights-of-way and similar rights in lands granted to or reserved by other Persons;

(xi) any Encumbrance registered by, at the request of, or with the consent or approval of, Buyer;

(xii) the equitable discretion of the Court to order rectification of any instrument relating to an interest in land;

(xiii) the Newhawk Royalty and any and all claims, rights and interests of any Person thereunder or in respect thereto; and

(xiv) the Dawson Royalty and any and all claims, rights and interests of any Person thereunder or in respect thereto;

(xx) **"Person"** means any individual, partnership, corporation, limited liability company, joint venture, association, joint-share company, trust, unincorporated organization or Governmental Authority;

(yy) **"Post-Closing Over-Allotment Proceeds"** has the meaning set forth in Section 2.3(a);

(zz) **"Pre-Closing Reorganization"** has the meaning set forth in Section 2.6;

(aaa) **"Purchase Price"** means the purchase price to be paid by Buyer to Seller for the Purchased Shares as provided in Section 2.2;

(bbb) **"Purchased Shares"** means all of the issued and outstanding shares in the capital of TargetCo;

(ccc) "**Reclamation**" means the reclamation, restoration or closure of any facility, land or property utilized in any exploration, mining or processing operation required by any Legal Requirement or any Governmental Permits;

(ddd) "**Regulated Substances**" means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances, which are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or Legal Requirements, or the presence and/or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or Legal Requirements, including, but not limited to:

(i) any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant which poses a hazard or potential hazard to the environment or Persons;

(ii) asbestos or any asbestos-containing material of any kind of character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;

(iii) any materials or substances designated as a "hazardous waste," "hazardous substance", "toxic pollutant" or "contaminant" under any Environmental Laws; and

(iv) any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;

(eee) "**Representatives**" has the meaning set forth in Section 12.1;

(fff) "**Snowfield Project**" means the mineral exploration project in British Columbia located in and around the properties comprising part of the Snowfield/Brucejack Assets referred to in Section 1.1(ggg)(i);

(ggg) "**Snowfield/Brucejack Assets**" means:

(i) those assets which are described as the "**Snowfield Assets**" in the Snowfield/Brucejack Purchase Agreement; and

(ii) those assets which are described as the "**Brucejack Assets**" in the Snowfield/Brucejack Purchase Agreement;

(hhh) "**Snowfield/Brucejack Obligations**" means those obligations and liabilities assumed by TargetCo pursuant to the Snowfield/Brucejack Purchase Agreement which are referred to therein as "**Assumed Obligations**";

(iii) "**Snowfield/Brucejack Properties**" means all of the mineral claims and placer claims related to the Snowfield Project forming part of the Snowfield Assets and all of the mineral claims related to the Brucejack Project forming part of the Brucejack Assets;

(jjj) **"Snowfield/Brucejack Purchase Agreement"** means the agreement to be entered into pursuant to the Pre-Closing Reorganization between 0777666 and TargetCo prior to Closing pursuant to which 0777666 will sell to TargetCo and TargetCo will purchase from 0777666, all of its right, title and interest in and to the Snowfield/Brucejack Assets and TargetCo will assume the Snowfield/Brucejack Obligations;

(kkk) **"Superior Offer"** means any offer to undertake a transaction involving the sale, transfer or other disposition by Seller or any of its Affiliates of any interest in the Snowfield Project and/or the Brucejack Project, or any other monetization by Seller or any of its Affiliates of any such interest, in each case by whatever means whatsoever, which the board of directors of Seller, in its sole discretion, determines to be more favourable to Seller than the transaction contemplated hereby;

(lll) **"TargetCo"** means 0890693 B.C. Ltd.;

(mmm) **"Taxes"** means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority under any applicable Tax Legislation, including, but not limited to, all income, sales, use, ad valoreum, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto;

(nnn) **"Tax Legislation"** means, collectively, the *Income Tax Act* (Canada) and all federal, state, provincial, territorial, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction;

(ooo) **"Tax Returns"** means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

(ppp) **"Termination Date"** has the meaning given to it in Section 8.4 hereof;

(qqq) **"Third Party"** has the meaning set forth in Section 11.7(f);

(rrr) **"Third Party Claim"** has the meaning set forth in Section 11.6(a);

(sss) **"TSX"** means the Toronto Stock Exchange;

(ttt) **"$"** means Canadian dollars; and

(uuu) **"0777666"** means 0777666 B.C. Ltd., which as at the date of this Agreement is a wholly-owned subsidiary of Seller.

1.2. **Gender, Number and Other Terms**

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, "or" is not exclusive,

"including" is not limiting, whether or not non-limiting language (such as "without limitation") is used with reference thereto, and a grammatical variation of a defined term shall have a corresponding meaning.

1.3. **Headings**

The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4. **Statutes**

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.5. **No Strict Construction**

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

1.6. **Calculation of Time**

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Vancouver time) on the next succeeding Business Day.

1.7. **Performance on Holidays**

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be performed on the next succeeding Business Day.

1.8. **Schedules**

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(jjj)	-	Snowfield/Brucejack Purchase Agreement
Schedule 4.1(c)	-	Equity Securities of Buyer
Schedule 7.2(i)	-	Transition Services Agreement
Schedule 7.2(j)	-	Investor Rights Agreement
Schedule 9.6	-	Release and Waiver
Schedule 9.7(a)	-	Other Assets

1.9. **Accounting Terms**

Except where otherwise expressly provided, any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

1.10. **Knowledge**

Any reference to the knowledge of any party means to the actual knowledge, without any independent review or inquiry, of John Smith, President and CEO and Joseph J. Ovsenek, Senior Vice President, Corporate Development of the Seller, in the case of Seller, and Robert A. Quartermain, President of Buyer, in the case of the Buyer, and does not include the knowledge of any other Person or constructive knowledge.

1.11. **References to Whole Agreement**

Except where otherwise expressly provided, the words "herein", "hereof", "hereby" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph or other subdivision or Schedule.

2. **PURCHASE AND SALE OF PURCHASED SHARES**

2.1. **Purchase and Sale of Purchased Shares**

Buyer agrees to purchase the Purchased Shares from Seller and Seller agrees to sell and transfer to Buyer the Purchased Shares, free and clear of all Encumbrances, on the terms and conditions contained in this Agreement.

2.2. **Purchase Price**

The total aggregate consideration deliverable by Buyer to Seller for the Purchased Shares on the Closing Date shall be $450 million (the "**Purchase Price**"), payable as follows:

(a) in cash by wire transfer of immediately available funds to the bank account specified in writing by Seller to Buyer, as follows:

(i) a minimum of $215 million; plus

(ii) each dollar of proceeds in excess of $265 million ($265 million being referred to herein as the "**Minimum Cash Proceeds**") raised pursuant to the IPO Financing and from the exercise of the Over-Allotment Option in whole or in part, from time to time, at or prior to the Closing Time:

(the sum of subsections 2.2(a)(i) and 2.2(a)(ii) being referred to herein as "**Cash Component**");

(b) by the issuance by Buyer to Seller or its Affiliated nominees of a convertible promissory note in the principal amount equal to:

(i) the product obtained by multiplying the total number of Buyer's Shares that may be sold pursuant to the full exercise of the Over-Allotment Option by the IPO Price; less

(ii) the product obtained by multiplying the number of Buyer's Shares that are sold pursuant to the exercise of the Over-Allotment Option at or prior to the Closing Time by the IPO Price;

(the "**Convertible Note**"); and

(c) by the issuance to Seller or its Affiliated nominees as directed by Seller of such number of Buyer's Shares as is equal to (i) the Purchase Price less the aggregate of the Cash Component and the principal amount of the Convertible Note, divided by (ii) the IPO Price (such shares, together with any shares issued to Seller pursuant to Section 2.3(b), referred to herein as the "**Payment Shares**").

2.3. Adjustment to Cash Component and Payment Shares re: Exercise of Over-Allotment Option

(a) If the Over-Allotment Option is exercised by the underwriters of the IPO Financing in whole or in part, from time to time, on or prior to its expiry, but after the Closing Time, Buyer shall forthwith notify Seller of each such exercise and the net proceeds raised from each such exercise (in each case, the "**Post-Closing Over-Allotment Proceeds**"). In respect of each such exercise of the Over-Allotment Option, Buyer shall immediately pay to Seller the Post-Closing Over-Allotment Proceeds which payments shall be applied to reduce the principal amount owing under the Convertible Note. All payments of the Post-Closing Over-Allotment Proceeds pursuant to this Section 2.3(a) shall be by wire transfer of immediately available funds to the bank account specified in writing by Seller to Buyer.

(b) On the 40th day following Closing, the remaining principal amount owing under the Convertible Note (the "**Outstanding Balance**") shall be converted automatically without any further act or formality into such number of Buyer's Shares as is equal to the Outstanding Balance divided by the IPO Price, and Buyer shall on that same day, issue such Buyer's Shares in the name of Seller or its Affiliated nominees as directed by Seller, register the same in the central securities register of Buyer and deliver the share certificates representing such Buyer's Shares and a certified copy of the central securities register of Buyer to Seller. Upon delivery of such share certificates and central securities register, the Convertible Note will be deemed to be cancelled without further act or formality.

2.4. Transfer Taxes

Buyer shall be responsible for and shall pay when due any Taxes (other than income or capital gains taxes assessed against Seller), payable in respect of the sale and transfer of the Purchased Shares to Buyer.

2.5. Tax Election

Seller and Buyer shall jointly execute an election pursuant to the provisions of subsection 85(1) of the *Income Tax Act* (Canada) and shall deliver the same to the Canada Revenue Agency in the manner and within the time prescribed in accordance with the *Income Tax Act* (Canada) so that the elected transfer price (the "**Agreed Amount**") for income tax purposes of the Purchased

Shares will be the sum of the Cash Component plus the initial face amount of the Convertible Note.

2.6. **Pre-Closing Reorganization**

Prior to Closing:

(a) Seller shall cause 0777666 and TargetCo to enter into the Snowfield/Brucejack Purchase Agreement (in form and substance substantially as set forth in Schedule 1.1(jjj)) whereunder TargetCo will agree to purchase from 0777666, all of 0777666's right, title and interest in and to the Snowfield/Brucejack Assets in consideration for common shares of TargetCo and TargetCo will assume and agree to be responsible for the Snowfield/Brucejack Obligations, all on the terms set forth in the Snowfield/Brucejack Purchase Agreement; and

(b) upon the closing of the transactions contemplated by the Snowfield/Brucejack Purchase Agreement, Seller shall thereafter:

(i) acquire all of the assets of 0777666 including all of the issued and outstanding shares of TargetCo and all of the rights and benefits of 0777666 under the terms of the Snowfield/Brucejack Purchase Agreement (in such form, manner and content as is acceptable to Seller, acting reasonably), so that Seller will be the legal and beneficial owner of all of the issued and outstanding shares of TargetCo; and

(ii) assume all obligations of 0777666 including all of 0777666's obligations under the terms of the Snowfield/Brucejack Purchase Agreement

(in such form, manner and content as is acceptable to Seller, acting reasonably),

(such transactions are referred to herein as the "**Pre-Closing Reorganization**").

3. SELLER'S REPRESENTATIONS AND WARRANTIES

3.1. **Seller's Representations and Warranties**

Seller hereby represents and warrants to Buyer as follows, and acknowledges that Buyer is relying upon such representations and warranties:

(a) Seller is a corporation duly incorporated and validly existing under the laws of British Columbia. Seller has all requisite corporate power, capacity and authority to carry on its business as it is now being conducted, to own, lease and operate the properties and assets now owned, leased and operated by it and to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement. Seller has never been struck from the register maintained in British Columbia or been dissolved or liquidated;

(b) TargetCo is a corporation duly incorporated and validly existing under the laws of British Columbia. TargetCo has all requisite corporate power, capacity and authority to carry on

its business as it is now being conducted and to own, lease and operate the properties and assets now owned, leased and operated by it. TargetCo has never been struck from the register maintained in British Columbia or been dissolved or liquidated;

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions by Seller contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a Court;

(d) the authorized share structure of TargetCo consists of an unlimited number of common shares, of which as of the date of this Agreement, one common share is issued and outstanding. 0777666 is, and upon completion of the Pre-Closing Reorganization, Seller will be, the legal and beneficial owner of all of the issued and outstanding common shares of TargetCo, all of which have been validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights. No Person, other than 0777666 and Seller under the Pre-Closing Reorganization, has any agreement or option or any right or privilege (written by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares of TargetCo. There are no shareholder agreements, voting trust agreements or other agreements restricting voting or dividend rights or transferability with respect to the shares of TargetCo;

(e) except for Buyer pursuant to this Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase or other acquisition from Seller of the Purchased Shares;

(f) the execution, delivery and performance by Seller of this Agreement does not and will not:

(i) conflict with or violate any provision of the Notice of Articles or Articles of Seller or of TargetCo;

(ii) violate any provision of any Legal Requirements;

(iii) conflict with, violate, result in a breach of, or constitute a default under any Contract to which it, or TargetCo, is a party, subject to any necessary consents being obtained; or

(iv) require any consent, approval or authorization of any Governmental Authority except any such consents, approvals or authorizations which are contemplated in this Agreement or the failure of which to be obtained could not reasonably be expected to have a material adverse effect on TargetCo or the Snowfield/Brucejack Assets in each case, taken as a whole;

(g) TargetCo has no material assets, and at Closing will have no material assets other than its interests in the Snowfield/Brucejack Assets that were acquired under the Snowfield/Brucejack Purchase Agreement and its rights under the Snowfield/Brucejack Purchase Agreement. Upon completion of the Pre-Closing Reorganization, TargetCo will be the holder of record of, and the owner of a 100% beneficial interest in and to its right, title and interest in and to, all of the Snowfield/Brucejack Assets, free and clear of all Encumbrances other than the Permitted Encumbrances;

(h) to the knowledge of Seller, no restrictions have been imposed by any Governmental Authority on the rights of entry and exit to and from the Snowfield/Brucejack Properties nor has there been any interference from any other Person with respect to access rights;

(i) to the knowledge of Seller, any assessment reports filed by Seller or its Affiliates with the applicable Mineral Titles Branch office with respect to assessment work conducted on Snowfield/Brucejack Properties are accurate in all material respects;

(j) to the knowledge of Seller, Seller and its Affiliates: (i) are and at all times have been in material compliance with all Governmental Permits and Legal Requirements promulgated or issued by any Governmental Authority in respect of or applicable to the Snowfield Project, the Brucejack Project and the Snowfield/Brucejack Assets; and (ii) have completed all such registrations, recordings or filings in respect of the Snowfield Project, the Brucejack Project and the Snowfield/Brucejack Assets as required under Governmental Permits and Legal Requirements where failure to complete such registration, recordings or filings shall have a material adverse effect on the Snowfield Project or the Brucejack Project;

(k) to the knowledge of Seller, except as has been disclosed by Seller to Buyer:

 (i) Seller has not received any Environmental Notices relating to the Snowfield Project or the Brucejack Project in respect of which it has not materially complied;

 (ii) neither Seller nor any of its Affiliates have:

  A. been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law in respect of the Snowfield Project or the Brucejack Project;

  B. been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law in respect of the Snowfield Project or the Brucejack Project;

  C. settled any prosecution for non-compliance with or breach of any Environmental Law in respect of the Snowfield Project or the Brucejack Project; and

 (iii) to the Sellers' knowledge, neither Seller nor any of its Affiliates are under any investigation initiated by a Governmental Authority in connection with any breach or alleged breach of or non-compliance with any Environmental Law;

(l) other than the Snowfield/Brucejack Purchase Agreement, and the Newhawk Royalty and Dawson Royalty which are to be assumed by TargetCo and/or to which TargetCo will agree to be bound by pursuant to the Pre-Closing Reorganization or any of the other Snowfield/Brucejack Obligations to be assumed by TargetCo, TargetCo is not a party to any Contract relating to either the Snowfield Project or the Brucejack Project which is material to the conduct of either the Snowfield Project or the Brucejack Project;

(m) the audited carve-out financial statements of the Snowfield Project and the Brucejack Project and the notes thereto as at and for the years ended December 31, 2009, 2008 and 2007 and the three- and six-month periods ended June 30, 2010 and 2009 to be included in the preliminary and final prospectuses of Buyer to be filed with Canadian securities regulatory authorities in connection with the IPO Financing present fairly the financial position of Seller and its Affiliates in respect of the combined Snowfield and Brucejack Projects and have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods involved; provided that these statements may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of the Snowfield Project and Brucejack Project in the future or what they would have been had it been a separate, stand-alone entity during the periods presented;

(n) since June 30, 2010, the financial position of Seller and its Affiliates in respect of the combined Snowfield and Brucejack Projects as disclosed in the carve-out financial statements for the six-month period ended June 30, 2010, has not materially changed in an adverse way;

(o) at the Closing Time, there will be no material indebtedness owing by TargetCo to Seller or any Affiliate thereof, provided that for certainty, the foregoing does not include reference to any of the Snowfield/Brucejack Obligations;

(p) to the knowledge of Seller, all information appearing as at October 27, 2010 in the virtual dataroom of Seller maintained by Bowne SmartRoom pertaining exclusively to the Snowfield/Brucejack Properties in respect of the period from and after January 1, 2000, is accurate in all material respects;

(q) there is no Litigation to which Seller or TargetCo is a party, the subject of which is the sale of the Purchased Shares or the Snowfield/Brucejack Assets except for any such Litigation which could not be reasonably be expected to have a material adverse effect on the Snowfield/Brucejack Assets, in either case, taken as a whole;

(r) TargetCo has no employees;

(s) Seller is acquiring the Convertible Note as principal, and is, and will at Closing be, an "accredited investor" within the meaning of National Instrument 45-106 – *Prospectus and Registration Exemptions*;

(t) Seller is not a non-resident of Canada for the purposes of the *Income Tax Act* (Canada); and

(u) Seller has not taken any actions or entered into any agreements that would result in a finder's fee, commission or other similar fee payable by Buyer in connection with the purchase and sale of the Purchased Shares.

4. BUYER'S REPRESENTATIONS AND WARRANTIES

4.1. Buyer's Representations and Warranties

Buyer hereby represents and warrants to Seller, and acknowledges that Seller is relying upon such representations and warranties, that:

(a) Buyer is a corporation duly incorporated and validly existing under the laws of British Columbia. Buyer has all requisite corporate power, capacity and authority to carry on its business as it is now being conducted, to own, lease and operate the properties and assets now owned, leased and operated by it and to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement. Buyer has never been struck from the register maintained in British Columbia or been dissolved or liquidated;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions by Buyer contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a Court;

(c) as at the date of this Agreement, the authorized share structure of Buyer consists of an unlimited number of common shares, of which one (1) common share is issued and outstanding and an unlimited number of Preferred shares, of which one (1) Series A Preferred share is issued and outstanding and both of which issued shares have been validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights. Schedule 4.1(c) sets out the names of the Persons who are the holders of any Equity Securities of Buyer, the names of the Persons who are the registered and beneficial owners of any Equity Securities and the number and type of Equity Securities held or owned, as the case may be, by each Person, both immediately before, and those Persons, other than those who acquire Buyer's Shares under the IPO Financing and other than the Seller, who will hold Equity Securities at the end of the Business Day on which the IPO Financing is completed. No Person has any agreement or option or any right or privilege (written by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued Equity Securities. There are no shareholder agreements, voting trust accounts and other agreements restricting voting or dividend rights or transferability with respect to the Equity Securities of Buyer;

(d) the issuance of the Payment Shares and the Convertible Note has been, or will at Closing have been, duly authorized by all required corporate action of Buyer and at the time of

issuance, the Convertible Note will be issued free of any Encumbrances and the Payment Shares will be validly issued and outstanding as fully paid and non-assessable free and clear of any Encumbrances;

(e) the execution, delivery and performance by Buyer of this Agreement does not and will not:

(i) conflict with or violate any provision of the Notice of Articles or Articles of Buyer;

(ii) violate any provision of any Legal Requirements;

(iii) conflict with, violate, result in a breach of, or constitute a default under, or permit the acceleration of performance required by, any Contract to which Buyer is a party;

(iv) require any consent, approval or authorization of any Governmental Authority or other Person;

(f) Buyer does not have any material indebtedness or liabilities;

(g) Buyer does not have any material assets other than cash of approximately $1,500,000;

(h) Buyer has not become bound by any pre-incorporation agreement or, since the date of its incorporation, engaged in any activity, or entered into or carried out any transaction, or entered into any contract, agreement or arrangement, except as contemplated by this Agreement or in anticipation of or connection with the IPO Financing;

(i) there is no Litigation to which Buyer is a party;

(j) a true copy of the Notice of Articles and Articles of Buyer has been delivered by Buyer to Seller, which constitute all of the constating documents of Buyer, and which are complete and correct and are in full force and effect;

(k) the prospectus in respect of the IPO Financing will constitute full, true and plain disclosure of all material facts relating to the Payment Shares and Convertible Note and Buyer as required under securities legislation of each of the provinces and territories of Canada;

(l) the Payment Shares will not be subject to any hold period or other restriction on resale under applicable Canadian provincial securities laws, other than restrictions that relate to trades in securities from the holdings of a "control person" under such laws; and

(m) Buyer has not taken any actions or entered into any agreements that would result in a finder's fee, commission or other similar fee payable by Seller in connection with the purchase and sale of the Purchased Shares.

4.2. Limited Representation Purchase

Buyer acknowledges and agrees that except as expressly set forth in Section 3, Seller makes no express or implied representations or warranties with respect to the Purchased Shares or its title thereto, the Snowfield/Brucejack Assets, the right, title or interest of TargetCo in and to the Snowfield/Brucejack Assets or the liabilities or obligations of TargetCo and that Buyer is relying solely upon its own investigations with respect thereto. Without limiting the generality of the foregoing, Seller specifically disclaims any and all implied warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or non-infringement. Buyer further acknowledges and agrees that Seller makes no representations or warranties with respect to the following matters:

(a) the quality, nature, adequacy and physical condition of the Snowfield/Brucejack Assets, including the soils, geology and groundwater of the Snowfield/Brucejack Properties;

(b) the exploration or development potential of the Snowfield/Brucejack Assets, and the use, habitability, merchantability, or fitness, accessibility, suitability, value, or adequacy of the Snowfield/Brucejack Assets for any particular purpose, the existence or presence of any mineral substances, ores or other products on, in or under the Snowfield/Brucejack Properties, the feasibility or profitability of any operation on or with respect to the Snowfield/Brucejack Properties, the right or ability of any operator of the Snowfield/Brucejack Assets to mine or produce minerals, ores or other products from the Snowfield/Brucejack Properties, or to access the Snowfield/Brucejack Properties, the likelihood that minerals, ores or other products can or will be removed from the Snowfield/Brucejack Properties in commercially saleable quantities;

(c) the presence or removal of Regulated Substances in, on, under, or about the Snowfield/Brucejack Properties or the adjoining or neighbouring properties or the existence of any Environmental Liabilities associated with the Snowfield/Brucejack Assets or any adjoining or neighbouring properties; and

(d) except as provided in Section 3.1(p), the accuracy or completeness of the Books and Records and any other information, documentation or data provided by Seller to Buyer pursuant to or in connection with the negotiation of this Agreement, relating to TargetCo, the Snowfield/Brucejack Assets or otherwise.

Without restricting the generality of the foregoing, Buyer acknowledges that it has made its own independent evaluation and inspection of TargetCo, Seller's right, title and interest in and to the Purchased Shares, the right, title and interest of TargetCo in and to the Snowfield/Brucejack Assets, the Snowfield/Brucejack Assets and their condition, as part of its due diligence process, and that, subject to Section 3, it has relied on that independent review for its assessment thereof.

Buyer acknowledges and agrees that TargetCo will have no right or entitlement whatsoever to any of the receivables or other assets noted as BC Mineral Exploration Tax Credits in the carve-out financial statements referred to in Section 3.1(m) and any other such receivables of TargetCo.

5. COVENANTS

5.1. Seller's Obligations

Seller covenants and agrees that during the Interim Period it shall:

(a) provide Buyer with reasonable access to the Snowfield/Brucejack Assets in order to carry out further due diligence investigations relevant thereto as well as the corporate records and documents related to the corporate structure under which the Snowfield/Brucejack Assets are held;

(b) enter into any such pooling or escrow arrangement that may be required by applicable securities regulatory authorities as part of the IPO Financing;

(c) use its commercially reasonable efforts to complete the Pre-Closing Reorganization; and

(d) for the purpose of filing of the final prospectus, cooperate with Buyer in updating the 2010 carve-out financial statements of the Snowfield Project and the Brucejack Project to include the third quarter of the fiscal year.

5.2. Buyer's Obligations

Buyer covenants and agrees that during the Interim Period:

(a) without the prior written consent of Seller, other than Buyer's Shares issuable under the IPO Financing, no Equity Securities of Buyer shall be issued, and none of the terms of any Equity Securities of Buyer that are outstanding as of the date hereof shall be amended;

(b) it shall take such steps as are necessary to increase the size of Buyer's board of directors to five;

(c) it shall use its commercially reasonable efforts to complete the IPO Financing (for greater certainty, excluding the exercise of the Over-Allotment Option) by the Outside IPO Date and to have the Buyer's Shares, including the Payment Shares listed and posted for trading on the TSX as of the Closing Date;

(d) it shall include in the prospectus for the IPO Financing, qualification of the distribution of the Payment Shares;

(e) it shall consult with Seller on a regular basis and provide to Seller, as soon as available, drafts of the prospectus for the IPO Financing for Seller's review and consider comments made by Seller in respect thereof, and shall act reasonably and in good faith to reach agreement on such disclosure; and

(f) Buyer shall cooperate in good faith with Seller in selecting the syndicate of underwriters for the IPO Financing.

5.3. Filings with Governmental Authorities

On or prior to the IPO Date, Buyer shall use commercially reasonable efforts to make or cause to be made all filings, notices or requests for consent or approval required to be given or made to any Governmental Authority in connection with the completion of the IPO Financing. Seller shall use all commercially reasonable efforts to obtain, prior to the Closing all consents and approvals, in form and substance satisfactory to Buyer, acting reasonably, necessary to permit the transfer of the Purchased Shares to Buyer pursuant to this Agreement. Each party shall furnish to the others such non-confidential information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by another party.

5.4. Consummation of Transactions

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including obtaining all waivers, authorizations, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or public bodies or Governmental Authorities that are necessary in connection with the transactions contemplated by this Agreement; provided, that this Section 5.4 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental, except as required by Legal Requirements or as otherwise provided for in this Agreement.

6. CONDITIONS PRECEDENT

6.1. Conditions of Buyer

The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Buyer, to be fulfilled or performed at or prior to the Closing:

(a) the representations and warranties of Seller contained in this Agreement shall be true and correct as at the date of this Agreement and as at the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b) all of the covenants and obligations of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly complied with or performed;

(c) no Judgment shall have been made by, and no third party Litigation shall be pending or threatened by any Person before, any Court or other Governmental Authority to restrain, or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement;

(d) Buyer shall have completed the IPO Financing such that the proceeds raised by Buyer pursuant thereto are equal to or exceed the Minimum Cash Proceeds at Closing and the Buyer's Shares shall be listed and posted for trading on the TSX;

(e) Seller shall have completed the Pre-Closing Reorganization; and

(f) Seller shall have executed and delivered or caused to be delivered to Buyer the documents listed in Section 7.2.

The foregoing conditions are for the benefit of Buyer only and accordingly Buyer will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.2. **Conditions of Seller**

The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Seller, to be fulfilled or performed at or prior to the Closing:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct as at the date of this Agreement and as at the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b) all of the covenants and obligations of this Agreement to be complied with or performed by Buyer at or before the Closing shall have been duly complied with or performed;

(c) no Judgment shall have been made by, and no third party Litigation shall be pending or threatened by any Person before, any Court or other Governmental Authority to restrain or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement;

(d) Buyer shall have completed the IPO Financing such that the proceeds raised by Buyer pursuant thereto are equal to or exceed the Minimum Cash Proceeds at Closing and the Buyer's Shares shall be listed and posted for trading on the TSX;

(e) no order ceasing or suspending trading in any securities of Buyer shall have been issued by any Governmental Authority and no proceedings for such purpose should be, to the knowledge of Buyer, pending or threatened;

(f) Seller shall have been provided with evidence of the approval (or conditional approval) of the listing and posting for trading on the TSX of all outstanding Buyer's Shares, including the Payment Shares, subject only to satisfaction by Buyer of customary post-closing conditions imposed by the TSX in similar circumstances;

(g) all steps necessary or desirable shall have been taken by Buyer and its shareholders to increase the size of Buyer's board of directors to five;

(h) Robert A. Quartermain will have capitalized the Company by way of an investment of $1,500,000, which investment shall be converted at Closing into such number of Buyer's Shares that equal 2.5% of the issued and outstanding Buyer's Shares, on a fully diluted basis, immediately after the Closing and such conversion and prior to any exercise of the Over-Allotment Option or any conversion of the Convertible Note.

(i) Robert A. Quartermain, together with all of other officers and members of the board of directors of Buyer, shall have delivered agreements in form and substance satisfactory to Seller agreeing that each of them will not sell any Buyer's Shares owned by him or her during the period which is 180 days following the IPO Date;

(j) Seller shall have completed the Pre-Closing Reorganization; and

(k) Buyer shall have executed and delivered or caused to be delivered to Seller the documents and things listed in Section 7.4.

The foregoing conditions are for the benefit of Seller only and accordingly Seller will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

7. CLOSING

7.1. Closing; Time and Place

The Closing shall take place in the offices of Lawson Lundell LLP, 16th Floor, 925 West Georgia Street, Vancouver, British Columbia at the Closing Time on the Closing Date, or at such other time and place as the parties may otherwise agree.

7.2. Seller's Closing Documents Delivered at Closing Time

At the Closing Time, Seller shall deliver the following to Buyer, in each case, in form and content satisfactory to Buyer, acting reasonably:

(a) a certificate of Seller dated the Closing Date, executed by an authorized officer of Seller, certifying that:

  (i) the representations and warranties made by Seller in this Agreement are true and correct as at the Closing; and

  (ii) all covenants and obligations to be observed or performed by Seller on or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b) certified copies of resolutions of the directors of Seller approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant hereto;

(c) certified copies of resolutions of the directors of TargetCo approving the transfer of the Purchased Shares from Seller to Buyer;

(d) a certificate of good standing for each of Seller and TargetCo issued within five days prior to the Closing by the British Columbia Registrar of Companies;

(e) a certificate dated as of the Closing Date and signed by an authorized officer of TargetCo to the effect that the Notice of Articles and Articles attached to the certificate are correct and complete copies of the Notice of Articles and Articles of TargetCo as in effect at the Closing Date;

(f) share certificate(s) representing the Purchased Shares duly endorsed for transfer to Buyer, a certified copy of the central securities register of TargetCo showing Buyer as the recorded holder of the Purchased Shares and one or more share certificates representing the Purchased Shares in the name of Buyer;

(g) resignations, effective as of the Closing Date, of each director and officer of TargetCo;

(h) a legal opinion of counsel to Seller concerning Seller's and TargetCo's incorporation, the corporate power and capacity of Seller and corporate authorization of Seller to enter into this Agreement and perform its obligations hereunder, the execution and delivery of the Agreement by Seller, and Seller as the recorded holder of the Purchased Shares and the due and valid issuance of the Purchased Shares as fully paid and non-assessable shares;

(i) the transition services agreement between Seller and Buyer in substantially the form attached as Schedule 7.2(i), executed by Seller;

(j) the investor rights agreement between Seller and Buyer in substantially the form attached as Schedule 7.2(j), executed by Seller; and

(k) the Books and Records.

7.3. Seller's Closing Documents Delivered Immediately Following Closing Time

Immediately following the Closing Time, Seller covenants to deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer, acting reasonably, a comprehensive release from each director and officer of TargetCo in favour of TargetCo, with effect from the Closing Time, of all claims against TargetCo up to and including the Closing Time, including claims for current unpaid remuneration and advances made to TargetCo but excluding claims for indemnity to which they are entitled under TargetCo's Notice of Articles or Articles, any insurance policy applicable to TargetCo, under any Legal Requirements or under this Agreement.

7.4. Buyer's Closing Documents

At the Closing Time, Buyer will deliver the following to Seller, in each case, in form and content satisfactory to Seller, acting reasonably:

(a) a certificate of Buyer dated the Closing Date, executed by an authorized officer of Buyer, certifying that:

(i) the representations and warranties made by Buyer in this Agreement are true and correct as at the Closing; and

(ii) all covenants and obligations to be observed or performed by Buyer on or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b) certified copies of resolutions of the directors of Buyer approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant hereto, including, without limitation, the issuance of the Payment Shares and all future issuances of Buyer's Shares as required by this Agreement confirming that such shares are fully paid and non-assessable and the issuance of the Convertible Note;

(c) a certificate of good standing for Buyer issued within five days prior to the Closing by the British Columbia Registrar of Companies;

(d) the Cash Component by wire transfer of immediately available funds to a bank account specified in writing by Seller to Buyer;

(e) a letter from the transfer agent of Buyer dated the Business Day before the Closing Date confirming the number of issued and outstanding shares of Buyer;

(f) duly issued share certificate(s) of Buyer issued in the name of Seller or as Seller may direct, in respect of the Payment Shares;

(g) the Convertible Note containing such terms as are contemplated by Section 2.2(b) and otherwise in such form and content as is required by Seller acting reasonably;

(h) a certificate dated as of the Closing Date and signed by an authorized officer of Buyer:

(i) to the effect that the Notice of Articles and Articles attached to the certificate are correct and complete copies of the Notice of Articles and Articles of Buyer as in effect at the Closing Date;

(ii) attaching a copy of the signatures of the persons authorised to sign this Agreement and/or any of the documents contemplated herein on behalf of Buyer and certifying the genuineness of such signatures; and

(iii) regarding the capitalization of Buyer at the Closing Date, the number of securities of Buyer issued and outstanding on such date and other applicable matters pertaining to the Closing, and attaching a copy of the central securities register of Buyer showing Seller as the registered owner of the Payment Shares;

(i) resolutions and other documentation relating to the appointment of Buyer's and Seller's nominee directors to the board of directors of Buyer on Closing;

(j) a legal opinion of counsel to Buyer concerning Buyer's incorporation, the corporate power and capacity of Buyer and corporate authorization of Buyer to enter into this Agreement, the execution and delivery of this Agreement by Buyer, and the due and valid issuance of the Payment Shares as fully paid and non-assessable shares;

(k) the transition services agreement between Seller and Buyer in substantially the form attached as Schedule 7.2(i), executed by Buyer;

(l) the investor rights agreement between Seller and Buyer in substantially the form attached as Schedule 7.2(j), executed by Buyer;

(m) the release and waiver contemplated by Section 9.6;

(n) a comprehensive release by TargetCo and Buyer, with effect from the Closing Time, in favour of all directors and officers of TargetCo as at the Closing Time, of all claims against such directors and officers up to and including the Closing Time; and

(o) such other approvals, documents, instruments, certificates and other documents dated as of the Closing Date as are, in the opinion of Seller, reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

7.5. Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others that are required pursuant to the terms of this Agreement to be delivered at the Closing Time shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

8. GENERAL TERMINATION PROVISIONS

8.1. Termination

Subject to the obligations of the parties which expressly survive the termination of this Agreement, this Agreement shall terminate:

(a) at the option of either party at any time prior to the Closing Time by notice, in writing to the other, if Buyer fails to complete an IPO Financing whereby aggregate proceeds equal to or in excess of the Minimum Cash Proceeds are raised and to list the Buyer's Shares on the TSX on or before the Outside IPO Date;

(b) in writing, by mutual consent of the parties;

(c) by written notice from Buyer to Seller if any of the conditions set forth in Section 6.1 is not satisfied at the Closing Time, and it is not waived by Buyer;

(d) by written notice from Seller to Buyer if any of the conditions set forth in Section 6.2 is not satisfied at the Closing Time, and it is not waived by Seller; or

(e) at the option of Seller by written notice to Buyer in the event that, at any time subsequent to the filing by Buyer of a preliminary prospectus in respect of the IPO Financing and prior to the filing by Buyer of a final prospectus in respect of the IPO Financing, Seller receives a Superior Offer (provided that Seller complies with its obligations under Section 8.2).

8.2. Matching Right; Break Fee

Seller shall give prompt written notice to Buyer if Seller receives a Superior Offer within the period contemplated in Section 8.1(e), providing all material details of the Superior Offer. Buyer shall have a period of three Business Days after its receipt of such notice to make an offer to Seller to amend the terms of this Agreement (setting out the proposed amended terms of this Agreement in full), which, if accepted by Seller, would result in the Superior Offer no longer constituting a Superior Offer (such an offer which, if so accepted by Seller, would have such result being hereinafter referred to as a "**Matching Offer**"). If, within such three Business Day period, Seller receives such a Matching Offer from Buyer, Seller shall accept it and Buyer and Seller shall amend the terms of this Agreement as contemplated by the Matching Offer and proceed to complete the transactions contemplated by the Matching Offer as soon as reasonably practicable thereafter. If Seller does not receive a Matching Offer from Buyer within such three Business Day period and accepts the Superior Offer, then Seller shall promptly give Buyer notice of such acceptance and this Agreement shall be deemed terminated, and the Seller shall pay to Buyer the amount of 0.5% of the value of the purchase price contemplated by the Superior Offer (as determined by the board of directors of Seller, in good faith after receiving the advice of Seller's financial advisors). Such payment shall be in addition to Buyer's right to receive reimbursement of all of its reasonable third party out-of-pocket expenses pursuant to Section 12.8.

8.3. Termination Procedure

In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the party so terminating to the other party, and this Agreement shall terminate without further action by any party. If this Agreement is terminated pursuant to Section 8.1:

(a) all information received by any party (the "**Recipient Party**") from the other (the "**Disclosing Party**") pursuant to this Agreement shall be treated as confidential, and the Recipient Party shall promptly and, in any event, within five (5) Business Days of receipt of a written request from the Disclosing Party:

(i) deliver to the Disclosing Party; or

(ii) if so requested by the Disclosing Party, destroy

all such information that is in tangible form, and erase all such information in electronic form furnished by the Disclosing Party to the Recipient Party, without retaining copies thereof. In such event, within the same time period, the Recipient Party shall destroy or erase, as the case may be, all other documents or records constituting or containing such information created by or for the Recipient Party or its Representatives. The Recipient

Party shall deliver to the Disclosing Party a certificate confirming in writing its compliance with this Section.

(b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and

(c) the obligations provided for in this Section 8.3 and Section 8.4 hereof shall survive any such termination.

The provisions of Section 8.3(a) shall not apply to: (i) information that is in the public domain prior to the date of termination; (ii) information that becomes public after the date hereof, provided that such disclosure does not result from a breach by a party hereto of its obligations hereunder; (iii) information disclosed to a party by a third party that was not subject to any obligation of confidentiality in respect of such information; and (iv) information that the Recipient Party is required by Legal Requirements to disclose (provided that, where such disclosure is to any Governmental Authority and not to the public, the information will continue to be confidential).

8.4. **Effect of Termination**

(a) If this Agreement is terminated pursuant to Sections 8.1(c) or 8.1(d) by the party entitled to the benefit of the conditions referred to in such Sections (the "**First Party**") then subject to Section 12.8:

(i) the First Party shall be released from all obligations hereunder, unless the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement have not been satisfied by reason of a breach or default by the First Party hereunder; and

(ii) the other party shall also be released from all obligations hereunder, unless the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other party or have not been satisfied by reason of a breach or default by the other party hereunder.

(b) If this Agreement is terminated pursuant to any other subsection of Section 8.1, then subject to Section 12.8, there shall be no liability or obligation hereunder on the part of any party or any of their respective Affiliates to the other party, except for liability arising from a breach or default of this Agreement in which case each party will retain all remedies against the other party, and except as otherwise provided herein to the contrary.

The date on which this Agreement terminates shall be hereinafter described as the "**Termination Date**".

9. ADDITIONAL COVENANTS

9.1. Non-solicitation of Seller Employees

For a period of two years from the date of this Agreement, Buyer agrees not to solicit, for the purpose of hiring any employee of Seller or it's Affiliates, in each case without the prior written consent of Seller, provided that the foregoing shall not apply in respect of any solicitation or hiring that results from a person responding to an advertisement of general circulation or though an employee search firm as long as such firm was not directed by Buyer to solicit any particular employee of Seller or its Affiliates.

9.2. Area of Interest

(a) The parties hereby establish an area of interest for the benefit of Seller and its Affiliates (the "**Area of Interest**") around the Diablillos and Pirquitas Mine properties in Argentina, the Challacollo properties in Chile, the Pitarrilla, San Marcial, Veta Colorada, San Agustin and Yerba Buena properties in Mexico, the Berenguela and San Luis properties in Peru and the Candelaria Mine and Maverick Springs properties in the United States owned by Seller and/or its Affiliates, or in which Seller and/or its Affiliates has an interest (the "**Itemized Properties**") of 10 kilometres from the external boundary of the mineral properties, claims and interests comprising the Itemized Properties as they exist on the date of the Closing.

(b) For a period of two years following the Closing Date, Buyer agrees on its own behalf and on behalf of its Affiliates that none of them, either directly or indirectly, or through Persons that are acting for any of them, will acquire any mineral claims, mineral interests or other rights to mineral properties, royalty interests, surface rights or water rights in whole or in part within the Area of Interest. For greater certainty, where Buyer is acquired or proposed to be acquired by another Person (an "**Acquiror**") either by way of take-over bid, plan of arrangement, amalgamation, merger, or other form of corporate reorganization, the Area of Interest obligations contained in the preceding provisions of this Section 9.2(b) will be deemed not to apply to any properties or interests owned by any Acquiror as of the date of any such acquisition of Buyer.

9.3. Reporting Issuer

Buyer will use its commercially reasonable efforts to maintain its status as a "reporting issuer" (or the equivalent thereof) not in default of Legal Requirements of each of the provinces where it will be a "reporting issuer" on filing of the final prospectus in respect of the IPO Financing, for a period of three years following the Closing Date, provided that this covenant shall not prevent Buyer from completing any transaction which would result in Buyer ceasing to be a "reporting issuer" so long as the holders of the Buyer's Shares receive securities of an entity which is listed on a stock exchange in Canada in compliance with Legal Requirements (or will be listed as a result or as part of such transaction) or Buyer's shareholders approve the transaction.

9.4. Listing

Buyer will use its commercially reasonable efforts to maintain a listing of the Buyer's Shares on the TSX for a period of three years from the Closing Date, provided that this covenant shall not

prevent Buyer from completing any transaction which would result in the Buyer's Shares ceasing to be listed so long as the holders of Buyer's Shares receive securities of an entity which is listed on a stock exchange in Canada in compliance with Legal Requirements (or will be listed as a result or as part of such transaction) or Buyer's shareholders approve the transaction.

9.5. Post Closing Access to Books and Records

From and after the Closing Date, Buyer shall retain all Books and Records relating to any periods ending on or prior to the Closing Date, including such Books and Records held in electronic form, for a period of seven (7) years following the Closing Date. During the period that such Books and Records are to be retained by Buyer pursuant to the provisions hereof, Seller shall, upon reasonable notice to Buyer, have the right to inspect and make copies, at the expense of Seller and during normal business hours, of such Books and Records as Seller reasonably requires, in connection with (a) the preparation of Tax Returns or financial statements, (b) any Tax audit, Tax protest or other proceeding relating to Taxes, (c) the determination or enforcement of rights and obligations under this Agreement or the transaction contemplated thereby, (d) compliance with its legal requirements or any requirements of any Governmental Authority, or (e) any actual or threatened lawsuit, legal proceeding, administrative enforcement proceeding or arbitration before any Governmental Authority.

9.6. Snowfield/Brucejack Obligations

Buyer covenants and agrees that, from and after the Closing Time, it shall cause TargetCo to assume, be liable and responsible for and to undertake, pay, discharge, perform and fulfill, all of the Snowfield/Brucejack Obligations. Without limiting the generality of the foregoing, Buyer shall, to the extent necessary, provide such funding as may be required from time to time by TargetCo in order for TargetCo to perform and satisfy the Snowfield/Brucejack Obligations. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees and agents shall have any obligation or liability to Buyer whatsoever for, and Buyer will take no action against any of them based on, or in respect of, any Snowfield/Brucejack Obligations whether in tort or contract or otherwise and at the Closing, Buyer shall expressly release Seller and its Affiliates, and their respective directors, officers, employees and agents, from, and shall agree to waive all rights that it may have against them in respect thereof. Such release and waiver shall be in substantially the form set out in Schedule 9.6.

9.7. Option to Acquire Other Assets

(a) In consideration of the sum of $10 now paid by Buyer to Seller (the receipt and sufficiency of which are hereby acknowledged), effective as of the Closing, Seller grants to Buyer the sole and exclusive right and option exercisable in the manner described in Section 9.7(b), to acquire the right, title and interest of Seller and its Affiliates, whatever that may be, in and to those mineral claims and other assets described in Schedule 9.7(a) (the "**Other Assets**") to the extent that those rights, title and interest can be transferred and/or assigned by Seller or its Affiliates without restriction (or if a consent from a third party to transfer is required, such consent has been obtained by Buyer (with reasonable cooperation from Seller)).

(b) Buyer may at any time on or before the 30th day following the Closing Date, exercise the option by delivering to Seller a notice in writing stating that Buyer wishes to exercise the option together with $100, payable by certified cheque or bank draft, whereupon Buyer shall without any further payment or action:

(i) be deemed to have exercised the option and acquire and be deemed to have acquired Seller's and its Affiliates right, title and interest in and to the Other Assets (but only to the extent that such right, title and interest can be transferred and/or assigned without restriction or if a consent from a third party to transfer is required, such consent has been obtained by Buyer (with reasonable cooperation from Seller));

(ii) assume, pay, discharge and perform:

A. any and all Environmental Liabilities of whatsoever nature and kind, direct or indirect, disclosed or undisclosed, known or unknown, determined or undetermined, whether the same exist or arise in whole or in part prior to, at, or subsequent to, the date of exercise of the option by Buyer;

B. any and all claims, demands, costs, expenses, damages, fines, penalties, losses, obligations, liabilities and Encumbrances of whatsoever nature and kind, direct or indirect, disclosed or undisclosed, known or unknown, determined or undetermined: (i) arising out of ownership, operations, occupation or possession of the Other Assets or any part thereof whether the same exist or arise in whole or in part prior to, at, or subsequent to, the date of exercise of the option by Buyer; and (ii) arising out of or in consequence of any act, activity, omission or obligation in relation to the Other Assets whether the same existed, occurred or took place prior to, at, or subsequent to, the date of exercise of the option by Buyer; and (iii) arising out of Seller's and its Affiliate's right, title and interest in and to the Other Assets; and

C. any and all royalty obligations associated with the Other Assets.

(c) Buyer acknowledges and agrees that neither Seller nor any of its Affiliates makes any express or implied representations or warranties or provides any assurances whatsoever with respect to any of their respective rights, title or interest in and to the Other Assets, the Other Assets themselves or any liabilities or obligations associated therewith. Without limiting the generality of the foregoing, Seller specifically disclaims for itself and its affiliates, any and all implied warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or non-infringement. Any such right, title and interest of Seller or its Affiliates will be conveyed to Buyer upon exercise of the option "AS-IS, WHERE IS, WITH ALL FAULTS". Buyer acknowledges that it is relying solely upon its own investigations with respect to the acquisition of Seller's and its Affiliates, rights, title and interest in and to the Other Assets, the Other Assets themselves and any liabilities or obligations associated therewith

and will have no rights or recourse whatsoever against Seller or any of its Affiliates in respect thereof.

(d) Buyer shall be responsible for and shall pay when due any Taxes (other than income or capital gains taxes assessed against Seller), payable in respect of the sale and transfer of Seller's and its Affiliates' right, title and interest in and to the Other Assets if the option referred to above is exercised by Buyer.

9.8. **Governmental Permits**

Buyer acknowledges and agrees that at Closing, TargetCo shall have no Governmental Permits and shall have no right whatsoever to, and shall not, operate under or pursuant to, any Governmental Permits of Seller or any of its Affiliates. Buyer shall cause TargetCo to:

(a) forthwith following Closing, post the required funds with the Province of British Columbia in respect of any bonds or security posted by Seller or its Affiliates in respect of any Governmental Permits pertaining to the Snowfield/Brucejack Assets; and

(b) forthwith following the exercise of the option referred to in Section 9.7, post the required funds with the Province of British Columbia in respect of any bonds or security posted by Seller or its Affiliates in respect of any Governmental Permits pertaining to the Other Assets

to allow for the release by the Province of British Columbia of the funds posted by Seller or its Affiliates to be returned.

9.9. **Enforcement of Confidentiality Agreements**

Buyer acknowledges that: (a) Seller has entered into confidentiality agreements with certain Persons in respect of the review of information relating to the Snowfield Project and the Brucejack Project; (b) the terms of, and parties to, such confidentiality agreements will not be disclosed to Buyer; and (c) such agreements are not, and will not be, assigned to Buyer at the Closing.

From and after Closing, Buyer may from time to time, notify Seller in writing if Buyer in good faith reasonably believes that a Person has been provided access to confidential information by Seller pursuant to such a confidentiality agreement and is improperly using or disclosing such confidential information.

If Seller is satisfied, acting reasonably, that such Person has entered into a confidentiality agreement with Seller and that such person is using or disclosing confidential information in breach of such agreement, provided that Buyer fully indemnifies Seller and its Affiliates, and their respective directors, officers, employees and agents for any and all their Losses, Seller will, at Buyer's sole cost and expense, use its commercially reasonable efforts to enforce its rights under such confidentiality agreement, on behalf of Buyer. The obligations of Seller under this Section shall survive until the expiry of the term governing the use and disclosure of confidential information set forth in the applicable confidentiality agreement.

Seller may at its sole option, elect by written notice to Buyer to assign its rights under any or all of such confidentiality agreements whereupon Seller shall be released and discharged, without any further act or formality of any further obligations to Buyer under this Section 9.9 in respect of such agreement or agreements.

10. SURVIVAL OF REPRESENTATIONS

10.1. Survival

(a) The representations and warranties of Seller in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant hereto shall survive the completion of the transactions contemplated hereby and thereby and shall continue in full force and effect for a period of 12 months from and after the Closing Date, except that the representations and warranties set forth in Sections 3.1(a), 3.1(b) and 3.1(c) (and the corresponding representations and warranties set out in certificates to be delivered under this Agreement), shall survive without limitation.

Notwithstanding the foregoing or any provision in this Agreement to the contrary, any claim made under this Agreement which is based upon or relates to fraud by Seller, may be made or brought against Seller at any time after the Closing Date and is not subject to any of the limitations set forth in this Section 10.1(a).

(b) The termination of the survival period of the representations and warranties of Seller provided in this Section 10.1 shall not affect any Claim pursuant to Section 11.1 for which a Notice of Claim has been provided to Seller pursuant to Section 11.6 prior to the expiration of the applicable survival period provided herein.

(c) The representations and warranties of Buyer in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant thereto shall survive the completion of the transactions contemplated hereby and thereby and shall continue in full force and effect for a period of 12 months from and after the Closing Date, except that the representations and warranties set forth in Sections 4.1(a) and 4.1(b) (and the corresponding representations and warranties set out in certificates to be delivered under this Agreement), shall survive without limitation.

Notwithstanding the foregoing or any provision in this Agreement to the contrary, any claim made under this Agreement which is based upon or relates to fraud by Buyer may be made or brought against Buyer at any time after the Closing Date and is not subject to any of the limitations set forth in this Section 10.1(c).

(d) The termination of the survival period of the representations and warranties of Buyer provided in this Section 10.1 shall not affect any Claim pursuant to Section 11.2 for which a Notice of Claim has been provided to Buyer pursuant to Section 11.6 prior to the expiration of the applicable survival period provided herein.

(e) Unless otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive the Closing and, notwithstanding such

Closing, shall continue in full force and effect following the Closing Date for the benefit of the other party(s) in accordance with the terms thereof, indefinitely.

11. INDEMNITIES

11.1. Indemnity by Seller

(a) Subject to the limitations set out in Section 11.4, Seller shall indemnify and save Buyer and each of its directors, officers, employees and agents harmless from and against all Losses suffered or incurred by them as a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(i) any warranties or representations made on the part of Seller contained in this Agreement being untrue or inaccurate or if Seller has breached any such warranty or representation; and

(ii) a breach or non-fulfilment of any agreement, term or covenant on the part of Seller made or to be observed or performed under this Agreement.

(b) Losses of Buyer and of its directors, officers, employees and agents, are not limited to matters asserted by third parties against them but include Losses incurred or sustained by them in the absence of Third Party Claims. Payments by Buyer or its directors, officers, employees and agents of amounts for which they are indemnified, shall not be a condition precedent to recovery.

11.2. Indemnity by Buyer

(a) Subject to the limitations set out in Section 11.4, Buyer shall indemnify and save Seller and its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Losses suffered or incurred by them as a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(i) any warranties or representations made on the part of Buyer contained in this Agreement being untrue or inaccurate or if Buyer has breached any such warranty or representation;

(ii) a breach or non-fulfilment of any agreement, term or covenant on the part of Buyer made or to be observed or performed under this Agreement;

(iii) the failure by Buyer to duly and validly issue to Seller, the Payment Shares;

(iv) any of the Snowfield/Brucejack Obligations; and

(v) any and all actions taken by Seller pursuant to Section 9.9.

(b) Losses of Seller and its Affiliates and their respective directors, officers, employees and agents are not limited to matters asserted by third parties against them but include Losses incurred or sustained by them in the absence of Third Party Claims. Payments by Seller

and its Affiliates and their respective directors, officers, employees and agents of amounts for which they are indemnified, shall not be a condition precedent to recovery.

11.3. **Agency for Directors, Officers and Employees**

(a) Seller agrees to accept each indemnity in favour of Buyer's directors, officers, employees and agents as agent and trustee of each such director, officer, employee and agent. Seller agrees that Buyer may enforce an indemnity in favour of any of Buyer's directors, officers, employees and agents on behalf of each such director, officer, employee or agent or shareholder.

(b) Buyer agrees to accept each indemnity in favour of Seller's Affiliates and the Seller's and its Affiliates' respective directors, officers, employees and agents as agent and trustee of each such Affiliate and each such director, officer, employee and agent. Buyer agrees that Seller may enforce an indemnity in favour of any of Seller's Affiliates or any of Seller's or its Affiliates' directors, officers, employees and agents on behalf of each such Affiliate, director, officer, employee or agent.

11.4. **Limitations on Liability**

(a) Subject to Section 11.5, the indemnification obligations of Seller and Buyer pursuant to Sections 11.1(a)(i) and 11.2(a)(i) respectively, shall not be applicable to any Claim(s) for Losses under this Section 11 until the aggregate amount of all Losses claimed exceeds $500,000. However, if the aggregate amount of Losses claimed exceeds $500,000, the party making such Claim(s) may claim for the full amount of the Losses and will not be limited to only claiming the amount in excess of $500,000.

(b) In no event shall Seller be liable to indemnify Buyer or any of its directors, officers, employees and agents, in respect of any cause, matter or thing of which Buyer had actual knowledge prior to the Closing Date.

11.5. **Limitation on Liability – Exception**

(a) The provisions of Section 11.4(a) shall not be applicable in any manner whatsoever in respect of any Claim against Seller for indemnification which is based upon or relates to in any manner whatsoever the fraud by Seller.

(b) The provisions of Section 11.4(a) shall not be applicable in any manner whatsoever in respect of any Claim against Buyer for indemnification which is based upon or relates to in any manner whatsoever the fraud by Buyer.

11.6. **Notice of Claim**

(a) A party entitled to and seeking indemnification for itself or for and on behalf of those Persons contemplated by Sections 11.3(a) or 11.3(b), as the case may be, pursuant to the terms of this Agreement (the "**Indemnified Party**") shall upon becoming aware of any claim, suit, demand, proceeding or other matter in respect of which the other party (the "**Indemnifying Party**") agreed to indemnify the Indemnified Party pursuant to this Agreement (a "**Claim**"), the Indemnified Party shall promptly give written notice thereof

to the Indemnifying Party (a "**Notice of Claim**"). Such Notice of Claim shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "**Third Party Claim**") or whether the Claim does not so arise (a "**Direct Claim**"), and shall also specify with reasonable particularity (to the extent that the information is available):

(i) the factual basis for the Claim; and

(ii) the amount of the Claim, if known.

A failure to promptly provide such Notice of Claim (but subject to such Notice of Claim being delivered in accordance with Section 11.6(b)) shall not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially prejudiced as a result of such failure, including should it have been deprived of its right to recover any payment under its applicable insurance coverage.

(b) The obligations of an Indemnifying Party hereunder to indemnify the Indemnified Party in respect of any breach or inaccuracy of any representation, warranty or covenant are subject to and conditional upon the Indemnified Party providing a Notice of Claim to the Indemnifying Party in accordance with Section 11.6(a):

(i) on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 10.1(a) or 10.1(c), as the case may be;

(ii) at any time from and after the Closing Date in the case of any Claims pursuant to Section 11.1(a)(ii), or in the case of any Claims pursuant to Sections 11.2(a)(ii), 11.2(a)(iii), 11.2(a)(iv) or 11.2(a)(v);

(iii) at any time from and after the Closing Date in the case of any Claims which is based upon or relates to in any manner whatsoever:

A. fraud by Seller or Buyer; or

B. any breach or inaccuracy of any of the representations and warranties of Seller set forth in Sections 3.1(a), 3.1(b) or 3.1(c) or any of the representations and warranties of Buyer set forth in Sections 4.1(a) or 4.1(b).

For greater certainty, if a Notice of Claim is not provided by the Indemnified Party to the Indemnifying Party in respect of a Claim on or prior to the end of the applicable time period set forth above (or where there is more than one applicable time period in respect of such Claim, on or prior to the end of the applicable time period having the longest duration), the Indemnifying Party shall have no obligation to indemnify the Indemnified Party in respect of such Claim. The foregoing sentence shall not be applicable in any manner whatsoever in respect of any Claim for which the time for providing a Notice of Claim as set forth above, is indefinite.

In respect to any such Claims, the application of the *Limitation Act* (British Columbia) is excluded to the full extent permitted by the *Limitation Act* (British Columbia), and instead such Claims have the limitation periods set forth above.

11.7. **Defence of Third Party Claims**

(a) In respect of any Notice of Claim relating to a Third Party Claim, if the Indemnifying Party does not give the Indemnified Party notice in writing within 30 days of the receipt of the Notice of Claim of the Indemnifying Party's election to assume control of the negotiation, settlement or defence of the Claim, the Indemnifying Party will be deemed to have irrevocably waived its right to assume control of the negotiation, settlement or defence of the Claim and shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, and provided the Indemnifying Party gives written notice to the Indemnified Party within 30 days in accordance with Section 11.7(a), to participate in or assume control of the negotiation, settlement or defence of the Claim, provided that the Indemnifying Party has acknowledged its liability hereunder for the Claim and any Losses arising therefrom and has furnished such security or other assurances as the Indemnified Party may reasonably request in connection therewith, and provided further that any such negotiation, settlement or defence is conducted in good faith and with due diligence, and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).

(c) If the Indemnifying Party elects to assume such control, it shall not settle the Third Party Claim or pay the amount claimed without the Indemnified Party's written consent, which consent shall not be unreasonably withheld or delayed.

(d) If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, then the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(e) Notwithstanding the foregoing provisions of this Section 11.7, the Indemnified Party shall have the right to participate in or assume control of the negotiation, settlement or defence of a Third Party Claim if the Third Party Claim seeks any injunctive or other relief (other than monetary damages) against the Indemnified Party, in which case, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with

respect to such Third Party Claim but shall have the right to participate in the negotiations, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf and at its expense.

(f) If any Third Party Claim is of a nature such that the Indemnified Party is required by Legal Requirements to make a payment to any Person (a "**Third Party**") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.

(g) If the amount of any Loss of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

11.8. Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. The Indemnified Party and the Indemnifying Party shall consult and co-operate fully with each other on a timely basis with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party shall make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection herewith, all at the cost and expense of the Indemnifying Party.

11.9. Indemnity After Tax and Insurance

For the purposes of computing any amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Section 11 as a result of, or in connection with, any Losses, any Tax relief available to such Indemnified Party in relation to such Losses, as well as any Taxes payable by such Indemnified Party as a result of being so indemnified, shall be taken into account. In addition, the amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Section 11 as a result of, or in connection with, any Losses shall be reduced by any insurance proceeds (other than any proceeds from self-insurance or fronted insurance programs) realized by the Indemnified Party in respect of such Losses, net of any reasonable costs of realizing such insurance proceeds.

12. GENERAL

12.1. Confidentiality

Each of the parties acknowledges that all information provided by one party to the other pursuant to this Agreement is confidential and agrees that, during the Interim Period, it will maintain such information in confidence and that such information will not be used other than in furtherance of the purposes of this Agreement; provided that such confidentiality obligation will not apply to:

(a) information in the public domain prior to the date hereof;

(b) information that becomes public after the date hereof, provided that such disclosure does not result from a breach by a party hereto of its obligations hereunder;

(c) information disclosed to a party hereto by a third party that was not subject to any obligation of confidentiality in respect of such information

(d) information that is required by Legal Requirements to be disclosed (provided that, where such disclosure is to any Governmental Authority and not to the public, the information will continue to be confidential); or

(e) the disclosure by any party of confidential information to its advisors, counsel, directors, officers and employees (collectively, "**Representatives**") on a "need to know" basis, as such party deems necessary or appropriate; provided that such Representatives are advised that such information is confidential and agree to keep such information confidential in accordance with the terms hereof, and provided that, in addition to any remedies that each party may have against any such Representatives in respect of any disclosure of confidential information, each party will indemnify the other in respect of any costs, expenses and liabilities incurred by the other party as a result of any breach of this confidentiality obligation by any of such party's Representatives.

12.2. Tender

Any tender of documents or delivery of money under this Agreement must be made upon the parties or their respective counsel. Any document or money tendered or delivered at the Closing Time or at any other time shall be tendered or delivered at the place designated in accordance with Section 7.1.

12.3. Notices

All notices, requests and other communications to any party hereunder shall be in writing and shall be delivered:

If to Seller:

Silver Standard Resources Inc.
999 West Hastings Street
Suite 1400
Vancouver, B.C.
V6C 2W2

Attention: President
Facsimile: (604) 689-3847

with a copy which does not constitute notice hereunder sent to:

Lawson Lundell LLP
Barristers and Solicitors
1600 - 925 West Georgia Street
Vancouver, B.C.
V6C 3L2

Attention:	Jerrold Schramm
Facsimile:	(604) 669-1620

If to Buyer:

Pretium Resources Inc.
2300 – 1066 West Hastings Street
Vancouver, B.C.
V6E 3X2

Attention:	Robert A. Quartermain, President
Facsimile:	(604) 632-4853

and to:

with a copy which does not constitute notice hereunder sent to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Street
Vancouver, B.C.
V6C 0A3

Attention:	Josh Lewis
Facsimile:	(604) 632-4853

or to such address or facsimile number as any party may, from time to time, designate in the manner set out above. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

12.4. **Press Release**

During the Interim Period, neither party, nor any of its Affiliates, shall make any public announcement or issue any press release regarding this Agreement or the transactions contemplated herein without providing an opportunity to the other party to review and comment on such announcement or press release. If, during the Interim Period, a party or any of its Affiliates wishes to issue a press release or make a public announcement regarding this Agreement required by Canadian Securities Laws, the disclosing party shall disclose the complete text to the other party in writing one Business Day prior to its release, whereupon the

other party shall then have the right to review such press release or other public announcement and shall have the right to make comment or suggestions for changes therein within such one Business Day period. In all other instances, if, during the Interim Period, a party or any of its Affiliates wishes to issue a press release or make a public announcement regarding this Agreement, the disclosing party shall disclose the complete text to the other party in writing two Business Days prior to its release, whereupon the other party shall then have the right to review such press release or other public announcement and shall have the right to make comment or suggestions for changes therein within such two Business Days period. The disclosing party shall consider the comments of the other party in good faith.

12.5. **Regulatory Filing**

If, during the Interim Period, a party, by reason of any requirement of any regulatory body having jurisdiction over a party, must disclose any matter concerning the execution or content of this Agreement or the transactions contemplated herein, then the affected party shall, prior to making any disclosure, forward the text of the disclosure to the other parties. The other party shall then have a period of time, not exceeding one Business Day, to make reasonable suggestions for changes therein. The disclosing party shall consider such suggestions and advise the other party prior to the disclosure if such suggestions are not to be incorporated in the disclosure. If there is no change from a disclosure earlier approved then the disclosing party is not required to seek approval again for such disclosure.

12.6. **Further Assurances**

Each of the parties shall execute and deliver such further documents and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement.

12.7. **Time of the Essence**

Time shall be of the essence of this Agreement.

12.8. **Expenses**

Except as specifically provided in this Agreement, Seller and Buyer will bear all of their own expenses incurred in connection with the negotiation and settlement of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby. In the event that Agreement is terminated pursuant to Section 8.1(e) or if the IPO Financing is terminated (unless Buyer has breached any of its covenants under Section 5.2(c) and 5.2(d) under this Agreement), Seller will reimburse Buyer for all reasonable third-party out of pocket expenses actually incurred by Buyer in relation to the Agreement and any documents required to be delivered hereunder and the IPO Financing prior to such termination and any documents required to be delivered thereby, and otherwise Buyer will bear all of its own expenses.

12.9. **Enurement**

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.10. **Assignment**

No party may assign its interest in this Agreement without the written consent of the other party hereto.

12.11. **Governing Law and Jurisdiction**

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, including the federal laws of Canada applicable therein. All disputes and claims arising out of, or in any way connected with, this Agreement shall be referred to the Courts of the Province of British Columbia and each of the parties hereby attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia.

12.12. **Entire Agreement**

This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements, representations, correspondence (in any format whatsoever) or discussions by or between the parties or their respective Representatives, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the letter dated October 18, 2010 from Seller to Robert A. Quartermain.

12.13. **Invalidity**

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a Court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

12.14. **Waiver and Amendment**

(a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.15. **Counterparts; Third Party Beneficiaries**

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder.

[The next page is the execution page.]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first written above.

SILVER STANDARD RESOURCES INC.

By: ______________________________
Title:

PRETIUM RESOURCES INC.

By: ______________________________
Title:

Schedule 1.1(iii)
Snowfield/Brucejack Purchase Agreement

(See Attached)

Schedule 1.1(iii)
Snowfield/Brucejack Purchase Agreement

PURCHASE AND SALE AGREEMENT

BETWEEN

0777666 B.C. LTD

AND

0890693 B.C. LTD.

Table of Contents

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of _____________, 20____,

BETWEEN:

0777666 B.C. LTD., a corporation incorporated under the laws of British Columbia

(the "**Seller**");

AND:

0890693 B.C. LTD., a corporation incorporated under the laws of British Columbia

(the "**Buyer**");

THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, representations and warranties set out below, the parties covenant and agree as follows:

1. INTERPRETATION

1.1. Definitions

In this Agreement, the following terms shall have the following meanings;

(a) "**Acquiror**" has the meaning set forth in Section 8.2(b);

(b) "**Affiliate**" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. A Person shall be deemed to "**control**" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and the term "**controlled**" shall have a similar meaning, provided however Seller and Buyer shall not be considered to be Affiliates of each other;

(c) "**Agreement**" means this Agreement, including its recitals and Schedules, as amended, restated or supplemented from time to time in accordance with the terms hereof;

(d) "**Area of Interest**" shall have the meaning set forth in Section 8.2(a);

(e) "**Assumed Obligations**" shall have the meaning set forth in Section 5.1;

(f) "**Brucejack Assets**" means the

(i) Brucejack Properties;

(ii) Reports and Data that relate to the Brucejack Properties;

(iii) drill core and samples from the Brucejack Properties; and

(iv) Newhawk Royalty Agreement;

(g) "**Brucejack Properties**" means all of the mineral claims described in Part I of Schedule 1.1(ff) hereto, all of which are in located in the Skeena Mining Division, British Columbia;

(h) "**Business Day**" means any day (other than a Saturday or Sunday) on which Canadian chartered banks are open for business in Vancouver, British Columbia;

(i) "**Claim**" has the meaning set forth in Section 10.5(a);

(j) "**Closing**" means the completion of the transactions contemplated in Section 7;

(k) "**Closing Date**" means _____________, 20____ or such other date as may be agreed upon in writing by the parties;

(l) "**Closing Time**" means 10:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place;

(m) "**Contract**" means any contract, mortgage, deed of trust, bond, indenture, lease, licence, option, warrant or other instrument, document or agreement;

(n) "**Dawson Royalty Agreement**" means the agreement dated December 31, 1990 between Newhawk Gold Mines Ltd., Granduc Mines Limited and Grace Dawson and a memorandum of understanding dated February 4, 1992 between Placer Dome Inc. and Newhawk Gold Mines Ltd., under which, in addition to other obligations, royalties are payable on the XRAY 8 mineral claim (Tenure #250824), which now forms part of the Snowfield Properties, and on certain other mineral claims;

(o) "**Direct Claim**" has the meaning set forth in Section 10.5(a);

(p) "**Encumbrance**" means any security interest, lien, charge, hypothec, pledge, mortgage, title retention agreement, royalty or other encumbrance;

(q) "**Environmental Law**" means any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

(r) "**Environmental Liabilities**" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, Judgments, settlements, costs, disbursements or expenses (including, without limitation, attorneys' fees and experts' fees) of any kind or of any nature whatsoever (including, without limitation, liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation

costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with, or caused by, the Purchased Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of, or arising under, Environmental Laws, or otherwise, which exist or arise in whole or in part prior to, at, or subsequent to, the Closing, and regardless of whether a reclamation certificate has been issued, including, without limiting the generality of the foregoing, those existing or arising from or related to:

(i) the presence, release, threatened release, discharge or emission into the environment of any Regulated Substance;

(ii) the violation or alleged violation of any Environmental Law;

(iii) surface, underground, air, ground water, surface water or marine environment contamination;

(iv) Reclamation obligations;

(v) the removal of or failure to remove foundations, structures or equipment; and

(vi) damages and losses suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;

(s) **"GAAP"** means generally accepted accounting principles in Canada, from time to time.

(t) **"Governmental Authority"** means any domestic or foreign government, whether federal, provincial, municipal or local, and any agency or authority, instrumentality, Court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, including, without limitation, the TSX and the applicable Canadian securities regulatory authorities;

(u) **"Governmental Permits"** means permits, licences, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with any Governmental Authority;

(v) **"Indemnified Party"** has the meaning set forth in Section 10.5(a);

(w) **"Indemnifying Party"** has the meaning set forth in Section 10.5(a);

(x) **"Itemized Properties"** has the meaning set forth in Section 8.2(a);

(y) **"Judgment"** means any judgment, writ, order, injunction, award or decree of any Court, judge, justice, magistrate or arbitrator, including any bankruptcy court or justice, and any order of, or by, any Governmental Authority;

(z) **"Legal Requirements"** means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, from time to time, including any Judgment;

(aa) **"Litigation"** means any claim, action, suit, proceeding, arbitration, investigation or hearing, including, to the actual knowledge of the applicable party, any threat related to the foregoing, in each case that could result in a Judgment;

(bb) **"Loss"** or **"Losses"** means any claims, losses, liabilities, damages, prosecutions, fines, penalties, costs or expenses (including reasonable costs, fees and expenses of legal counsel), but excluding loss of profits, economic loss or special or consequential damages;

(cc) **"Newhawk Royalty Agreement"** means the agreement dated August 31, 2001 between Newhawk Gold Mines Ltd. and Blackhawk Mining Inc. under which, in addition to other obligations, royalties are payable on the mineral claims which now form part of the Brucejack Properties;

(dd) **"Notice of Claim"** has the meaning set forth in Section 10.5(a);

(ee) **"Person"** means any individual, partnership, corporation, limited liability company, joint venture, association, joint-share company, trust, unincorporated organization or Governmental Authority;

(ff) **"Properties"** means the Snowfield Properties and the Brucejack Properties;

(gg) **"Purchased Assets"** means the Snowfield Assets and the Brucejack Assets;

(hh) **"Reclamation"** means the reclamation, restoration or closure of any facility, land or property utilized in any exploration, mining or processing operation required by any Legal Requirement or any Governmental Permits;

(ii) **"Regulated Substances"** means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances, which are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or Legal Requirements, or the presence and/or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or Legal Requirements, including, but not limited to:

> (i) any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant which poses a hazard or potential hazard to the environment or Persons;
>
> (ii) asbestos or any asbestos-containing material of any kind of character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;

(iii) any materials or substances designated as a "hazardous waste," "hazardous substance", "toxic pollutant" or "contaminant" under any Environmental Laws; and

(iv) any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;

(jj) "**Reports and Data**" means all information, reports and data in all formats (including without limitation paper and electronic formats), wherever located, which relate exclusively to the Properties and over which Seller has possession and control, including, without limitation, geological information and studies, reports, models, assays, drill hole data, geochemical reports and other information concerning the Properties and operations thereon but for certainty, excluding any information, reports and data (i) which do not relate exclusively to the Properties; or (ii) which Seller is required to retain pursuant to any Legal Requirement (which information, reports and data referred to in the immediately preceding subparagraphs (i) and (ii) are referred to in this Agreement as the "**Excluded Reports and Data**");

(kk) "**Shares**" means common shares without par value in the capital of Buyer.

(ll) "**Seller's Interest**" means all right, title and interest of Seller in and to the Purchased Assets.

(mm) "**Snowfield Assets**" means the

(i) Snowfield Properties;

(ii) Reports and Data that relate to the Snowfield Properties;

(iii) drill core and samples from the Snowfield Properties; and

(iv) Dawson Royalty Agreement;

(nn) "**Snowfield Properties**" means all of the mineral claims and placer claims described in Part II of Schedule 1.1(ff) hereto, all of which are in located in the Skeena Mining Division, British Columbia;

(oo) "**Taxes**" means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority under any applicable Tax Legislation, including, but not limited to, all income, sales, use, ad valoreum, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto;

(pp) "**Tax Legislation**" means, collectively, the *Income Tax Act* (Canada) and all federal, state, provincial, territorial, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction;

(qq) **"Tax Returns"** means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

(rr) **"Third Party"** has the meaning set forth in Section 10.6(f);

(ss) **"Third Party Claim"** has the meaning set forth in Section 10.5(a);

(tt) **"Transaction Shares"** has the meaning set forth in Section 2.2;

(uu) **"TSX"** means the Toronto Stock Exchange; and

(vv) **"$"** means Canadian dollars.

1.2. **Gender, Number and Other Terms**

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, "or" is not exclusive, "including" is not limiting, whether or not non-limiting language (such as "without limitation") is used with reference thereto, and a grammatical variation of a defined term shall have a corresponding meaning.

1.3. **Headings**

The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4. **Statutes**

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.5. **No Strict Construction**

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

1.6. **Calculation of Time**

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Vancouver time) on the next succeeding Business Day.

1.7. Performance on Holidays

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be performed on the next succeeding Business Day.

1.8. Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(ff)	-	Properties
Schedule 5.1	-	Release and Waiver

1.9. Accounting Terms

Except where otherwise expressly provided, any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

1.10. References to Whole Agreement

Except where otherwise expressly provided, the words "herein", "hereof", "hereby" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph or other subdivision or Schedule.

2. PURCHASE AND SALE

2.1. Purchase, Sale and Consideration

Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, the Seller's Interest, without representation or warranty of any kind as to title or otherwise except as set forth in Section 3.

2.2. Purchase Price

The purchase price for the Seller's Interest shall be equal to $●, payable by Buyer at the Closing by issuing to Seller two Shares of Buyer (the "**Transaction Shares**").

2.3. Assumed Obligations

From and after Closing, Buyer shall assume, pay, discharge and perform, and be responsible for, the Assumed Obligations pursuant to and in accordance with Section 5.1.

2.4. Transfer Taxes

Buyer shall be responsible for and shall pay when due any Taxes (other than income or capital gains taxes assessed against Seller) and any registration fees, payable in respect of the sale and transfer of the Seller's Interest to Buyer. Any sales Taxes payable in respect thereof shall be paid by Buyer directly to the applicable Governmental Authority.

2.5. Tax Election

Seller and Buyer shall jointly execute an election pursuant to the provisions of subsection 85(1) of the *Income Tax Act* (Canada) and shall deliver the same to the Canada Revenue Agency in the manner and within the time prescribed in accordance with the *Income Tax Act* (Canada) so that the elected transfer price (the "**Agreed Amount**") for income tax purposes of the Seller's Interest in the Snowfield Assets will be $1.00 and the Brucejack Assets will be $1.00.

3. SELLER'S REPRESENTATIONS AND WARRANTIES

3.1. Seller's Representations and Warranties

Seller hereby represents and warrants to Buyer as follows, and acknowledges that Buyer is relying upon such representations and warranties:

(a) Seller is a corporation duly incorporated and validly existing under the laws of British Columbia. Seller has all requisite corporate power, capacity and authority to carry on its business as it is now being conducted, to own, lease and operate the properties and assets now owned, leased and operated by it and to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement. Seller has never been struck from the register maintained in British Columbia or been dissolved or liquidated;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions by Seller contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a Court.

(c) the execution, delivery and performance by the Seller of this Agreement does not and will not:

   (i) conflict with or violate any provision of the Notice of Articles or Articles of Seller;

   (ii) violate any provision of any Legal Requirements;

   (iii) conflict with, violate, result in a breach of, or constitute a default under any Contract to which Seller is a party, subject to any necessary consents being obtained; or

   (iv) require any consent, approval or authorization of any Governmental Authority except any such consents, approvals or authorizations which are contemplated in this Agreement or the failure of which to be obtained could not reasonably be

expected to have a material adverse effect on the Purchased Assets taken as a whole;

(d) Seller is acquiring the Transaction Shares as principal; and

(e) Seller is not a non-resident of Canada for the purposes of the *Income Tax Act* (Canada),

4. BUYER'S REPRESENTATIONS AND WARRANTIES

4.1. Buyer's Representations and Warranties

Buyer hereby represents and warrants to Seller, and acknowledges that Seller is relying upon such representations and warranties, that:

(a) Buyer is a corporation duly incorporated and validly existing under the laws of British Columbia. Buyer has all requisite corporate power, capacity and authority to carry on its business as it is now being conducted, to own, lease and operate the properties and assets now owned, leased and operated by it and to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement. Buyer has never been struck from the register maintained in British Columbia or been dissolved or liquidated;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions by Buyer contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a Court;

(c) the execution, delivery and performance by Buyer of this Agreement does not and will not:

(i) conflict with or violate any provision of the Notice of Articles or Articles of Buyer;

(ii) violate any provision of any Legal Requirements;

(iii) conflict with, violate, result in a breach of, or constitute a default under, or permit the acceleration of performance required by, any Contract to which Buyer is a party;

(iv) require any consent, approval or authorization of any Governmental Authority or other Person;

(d) there is no Litigation to which Buyer is a party;

(e) Buyer is a registrant for purposes of Part IX of the *Excise Tax Act* (Canada), and Buyer's registration number is 85136 1113 RT0001.

(f) other than as contemplated hereby, no Person has any written or oral agreement, option or warrant or any right or privilege (whether under law, pre-emptive or contractual) capable of becoming such for the purchase, acquisition, subscription, allotment or issuance of any Shares or other securities of Buyer;

(g) the authorized capital of Buyer consists of an unlimited number of common shares, of which one Share is issued and outstanding. Such Share has been duly and validly created, authorized, and issued as a fully paid and non-assessable share;

(h) at the Closing, the issued and outstanding Shares will be the Transaction Shares and one Share, all of which will have been issued as fully paid and non-assessable shares in compliance with Legal Requirements and Seller will be issued the Transaction Shares free and clear of all pre-emptive rights, mortgages, liens, charges, security interests, adverse claims, pledges and demands whatsoever arising by reason of the acts or omissions of Buyer, except as may be set out in the Notice of Articles or Articles of Buyer or Legal Requirements;

(i) Buyer has not become bound by any pre-incorporation agreement or, since the date of its incorporation, engaged in any activity, or entered into or carried out any transaction, or entered into any contract, agreement or arrangement, except as contemplated by this Agreement or in anticipation of or connection with the ownership or operation of the Purchased Assets; and

(j) true copy of the Notice of Articles and Articles of Buyer has been delivered by Buyer to Seller, which constitute all of the constating documents of Buyer, and which are complete and correct and are in full force and effect.

4.2. Limited Representation Purchase

Buyer acknowledges and agrees that except as expressly set forth in Section 3, Seller makes no express or implied representations or warranties with respect to the Purchased Assets, the Seller's Interest or the Assumed Obligations and that Buyer is relying solely upon its own investigations with respect thereto. Without limiting the generality of the foregoing, Seller specifically disclaims any and all implied warranties, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or non-infringement. Seller's Interest will be conveyed by Seller to Buyer "AS-IS, WHERE IS, WITH ALL FAULTS". Buyer further acknowledges and agrees that Seller makes no representations or warranties with respect to the following matters:

(a) the quality, nature, adequacy and physical condition of the Purchased Assets, including the soils, geology and groundwater of the Properties;

(b) the exploration or development potential of the Purchased Assets, and the use, habitability, merchantability, or fitness, accessibility, suitability, value, or adequacy of the Purchased Assets for any particular purpose, the existence or presence of any mineral substances, ores or other products on, in or under the Properties, the feasibility or

profitability of any operation on or with respect to the Properties, the right or ability of any operator of the Purchased Assets to mine or produce minerals, ores or other products from the Properties, or to access the Properties, the likelihood that minerals, ores or other products can or will be removed from the Properties in commercially saleable quantities;

(c) the compliance of the Purchased Assets or their operation with all applicable Legal Requirements or Governmental Permits;

(d) the presence or removal of Regulated Substances in, on, under, or about the Properties or the adjoining or neighbouring properties or the existence of any Environmental Liabilities associated with the Purchased Assets or any adjoining or neighbouring properties; and

(e) the accuracy or completeness of the Books and Records and any other information, documentation or data provided by Seller to Buyer pursuant to or in connection with the negotiation of this Agreement, relating to the Purchased Assets or otherwise.

Without restricting the generality of the foregoing, Buyer acknowledges that it has made its own independent evaluation and inspection of the Purchased Assets and their condition and the Seller's Interest as part of its due diligence process, and that, subject to Section 3, it has relied on that independent review for its assessment of the condition, quantum and value of the Purchased Assets, the Seller's Interest and the Assumed Obligations.

5. COVENANTS

5.1. Assumption of Obligations

From and after the Closing, Buyer shall assume, pay, discharge and perform:

(a) any and all Environmental Liabilities of whatsoever nature and kind, direct or indirect, disclosed or undisclosed, known or unknown, determined or undetermined, whether the same exist or arise in whole or in part prior to, at, or subsequent to, the Closing;

(b) any and all claims, demands, costs, expenses, damages, fines, penalties, losses, obligations, liabilities and Encumbrances of whatsoever nature and kind, direct or indirect, disclosed or undisclosed, known or unknown, determined or undetermined: (i) arising out of any ownership, operations, occupation or possession of, or any interest in, the Purchased Assets or any part thereof whether the same exist or arise in whole or in part prior to, at, or subsequent to, the Closing; (ii) arising out of or in consequence of any act, activity, omission or obligation in relation to the Purchased Assets whether the same existed, occurred or took place prior to, at, or subsequent to, the Closing, including without limitation any and all (A) bodily injury to persons, including death, (B) damage to property, and (C) environmental damage or contamination, whether or not such bodily injury, death, damage to property or environmental damage or contamination arise or are claimed to have arisen in whole or in part out of negligence or any other grounds of legal liability, including violation of any duty imposed by any Legal Requirement, on the part of Seller, its subcontractors, employees or agents of any of them, or any other Person; and (iii) arising out of or in consequence of the Seller's Interest; and

(c) any and all royalty obligations associated with the Properties including, without limitation, the royalties payable under the Newhawk Royalty Agreement and the Dawson Royalty Agreement and any and all other obligations, whether under Contract or otherwise, associated with or pertaining to the Properties, whether the same exist or arise in whole or in part prior to, at, or subsequent to, the Closing

(collectively, the "**Assumed Obligations**"). Buyer acknowledges and agrees that from and after Closing, Seller shall have no obligation or liability to Buyer whatsoever for, and Buyer will take no action against Seller based on, or in respect of, any Assumed Obligations whether in tort or contract or otherwise and at the Closing, Buyer shall expressly release Seller and its Affiliates and their respective directors, officers, employees and agents from, and shall agree to waive all rights that it may have against them in respect thereof. Such release and waiver shall be in substantially the form set out in Schedule 5.1. The parties agree that any indebtedness owing by Seller to its sole shareholder as at the Closing, shall not be included in the Assumed Obligations.

5.2. **Consents/Approvals**

Seller shall use all commercially reasonable efforts to obtain, prior to the Closing, all consents and approvals, in form and substance satisfactory to Buyer, acting reasonably, necessary to permit the transfer of the Seller's Interest to Buyer pursuant to this Agreement. Buyer shall cooperate with Seller and use all commercially reasonable efforts (including with respect to the provision of information) where required or desirable to assist Seller in performing its obligations under this Section 5.2.

5.3. **Consent Not Received by Closing**

If a consent or approval of a third party required to permit the transfer or assignment to Buyer of any part of the Seller's Interest is not received on or before the Closing, and if, notwithstanding such non-receipt, Seller and Buyer proceed to complete the sale and the purchase of the Seller's Interest contemplated by this Agreement, the transfer or assignment of such part of the Seller's Interest in respect of which the required consent or approval has not been received on or before the Closing will not be effective in each case until the applicable consent or approval has been received and Seller will continue to hold such interest following the Closing in trust, for the benefit and exclusive use of Buyer. Buyer will reimburse and indemnify Seller for all Losses arising out of Seller's performance of its obligations under this Section 5.3.

5.4. **Recordations and Filings**

As soon as practicable following Closing, Seller shall, subject to Section 2.4 complete all recording of instruments and associated filings with Governmental Authorities required for consummation of the transactions contemplated by Section 2.1 and provide the original recorded instruments and copies of such filings to Buyer.

5.5. **Consummation of Transactions**

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder and to consummate and make effective, as soon as reasonably practicable, the transactions

contemplated by this Agreement, including obtaining all waivers, authorizations, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or public bodies or Governmental Authorities that are necessary in connection with the transactions contemplated by this Agreement; provided, that this Section 5.5 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental, except as required by Legal Requirements or as otherwise provided for in this Agreement.

6. CONDITIONS PRECEDENT

6.1. Conditions of Buyer

The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Buyer, to be fulfilled or performed at or prior to the Closing:

(a) the representations and warranties of Seller contained in this Agreement shall be true and correct as at the date of this Agreement and as at the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b) all of the covenants and obligations of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly complied with or performed;

(c) no Judgment shall have been made by, and no third party Litigation shall be pending or threatened by any Person before, any Court or other Governmental Authority to restrain or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement;

(d) Seller shall have delivered to Buyer all consents and approvals contemplated by Section 5.2;

(e) Seller shall have executed and delivered or caused to be delivered to Buyer the documents listed in Section 7.2.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, Buyer may terminate this Agreement, in which event, Buyer will be released from all obligations under this Agreement, and Seller will also be so released unless Seller was reasonably capable of causing such condition or conditions to be fulfilled or unless Seller has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of Buyer only and accordingly Buyer will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.2. Conditions of Seller

The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Seller, to be fulfilled or performed at or prior to the Closing:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct as at the date of this Agreement and as at the Closing with the same effect as though such representations and warranties had been made as of the Closing.

(b) all of the covenants and obligations of this Agreement to be complied with or performed by Buyer at or before the Closing shall have been duly complied with or performed.

(c) no Judgment shall have been made by, and no third party Litigation shall be pending or threatened by any Person before, any Court or other Governmental Authority to restrain or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement;

(d) Seller shall have delivered to Buyer all consents and approvals contemplated by Section 5.2; and

(e) Buyer shall have executed and delivered or caused to be delivered to Seller the documents and things listed in Section 7.3.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, Seller may terminate this Agreement, in which event, Seller will be released from all obligations under this Agreement, and Buyer will also be so released unless Buyer was reasonably capable of causing such condition or conditions to be fulfilled or unless Buyer has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of Seller only and accordingly Seller will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

7. CLOSING

7.1. Closing; Time and Place

The Closing shall take place in the offices of Lawson Lundell LLP, 16th Floor, 925 West Georgia Street, Vancouver, British Columbia at the Closing Time on the Closing Date, or at such other time and place as the parties may otherwise agree.

7.2. Seller's Closing Documents

At the Closing Time, Seller shall deliver the following to Buyer, in each case, in form and content satisfactory to Buyer, acting reasonably:

(a) a certificate of Seller dated the Closing Date, executed by an authorized officer of Seller, certifying that:

(i) the representations and warranties made by Seller in this Agreement are true and correct as at the Closing; and

(ii) all covenants and obligations to be observed or performed by Seller on or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b) certified copies of resolutions of the directors and the sole shareholder of Seller approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant hereto;

(c) the Books and Records; and

(d) all deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents which are reasonably necessary to assign, sell and transfer the Seller's Interest to Buyer and for Buyer to assume the Assumed Obligations, as contemplated by this Agreement, and to implement the transactions contemplated by this Agreement, duly executed by Seller.

7.3. **Buyer's Closing Documents**

At the Closing Time, Buyer will deliver the following to Seller, in each case, in form and content satisfactory to Seller, acting reasonably:

(a) a certificate of Buyer dated the Closing Date, executed by an authorized officer of Buyer, certifying that:

(i) the representations and warranties made by Buyer in this Agreement are true and correct as at the Closing; and

(ii) all covenants and obligations to be observed or performed by Buyer on or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b) certified copies of resolutions of the directors of Buyer approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant hereto including, without limitation, the issuance of the Transaction Shares confirming that such shares are fully paid and non-assessable;

(c) Share certificate(s) representing the Transaction Shares registered in the name of Seller.

(d) a certified copy of the central securities register of Buyer showing Seller as the registered owner of the Transaction Shares;

(e) all deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents which are reasonably necessary to assign, sell and transfer the Seller's Interest to Buyer and for Buyer to assume the Assumed Obligations, as contemplated by this

Agreement, and to implement the transactions contemplated by this Agreement, duly executed by Buyer.

7.4. Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the other that are required pursuant to the terms of this Agreement to be delivered at the Closing Time shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

8. ADDITIONAL COVENANTS

8.1. Non-solicitation of Seller Employees

For a period of two years from the Closing Date, Buyer agrees not to solicit, for the purpose of hiring any employee of Seller or its Affiliates, in each case without the prior written consent of Seller, provided that the foregoing shall not apply in respect of any solicitation or hiring that results from a person responding to an advertisement of general circulation or though an employee search firm as long as such firm was not directed by Buyer to solicit any particular employee of Seller or its Affiliates.

8.2. Area of Interest

(a) The parties hereby establish an area of interest for the benefit of Seller and its Affiliates (the "**Area of Interest**") around the Diablillos and Pirquitas Mine properties in Argentina, the Challacollo properties in Chile, the Pitarrilla, San Marcial, Veta Colorada, San Agustin and Yerba Buena properties in Mexico, the Berenguela and San Luis properties in Peru and the Candelaria Mine and Maverick Springs properties in the United States owned by Seller and/or its Affiliates, or in which Seller and/or its Affiliates has an interest (the "**Itemized Properties**") of 10 kilometres from the external boundary of the mineral properties, claims and interests comprising the Itemized Properties as they exist on the date of the Closing.

(b) For a period of two years following the Closing Date, Buyer agrees on its own behalf and on behalf of its Affiliates that none of them, either directly or indirectly, or through Persons that are acting for any of them, will acquire any mineral claims, mineral interests or other rights to mineral properties, royalty interests, surface rights or water rights in whole or in part within the Area of Interest. For greater certainty, where Buyer is acquired or proposed to be acquired by another Person (an "**Acquiror**") either by way of take-over bid, plan of arrangement, amalgamation, merger, or other form of corporate reorganization, the Area of Interest obligations contained in the preceding provisions of this Section 8.2(b) will be deemed not to apply to any properties or interests owned by any Acquiror as of the date of any such acquisition of Buyer.

8.3. Post Closing Access to Books and Records

From and after the Closing Date, Buyer shall retain all Books and Records relating to any periods ending on or prior to the Closing Date, including such Books and Records held in

electronic form, for a period of seven (7) years following the Closing Date. During the period that such Books and Records are to be retained by Buyer pursuant to the provisions hereof, Seller shall, upon reasonable notice to Buyer, have the right to inspect and make copies, at the expense of Seller and during normal business hours, of such Books and Records as Seller reasonably requires, in connection with (a) the preparation of Tax Returns or financial statements, (b) any Tax audit, Tax protest or other proceeding relating to Taxes, (c) the determination or enforcement of rights and obligations under this Agreement or the transaction contemplated thereby, (d) compliance with its legal requirements or any requirements of any Governmental Authority, or (e) any actual or threatened lawsuit, legal proceeding, administrative enforcement proceeding or arbitration before any Governmental Authority.

9. SURVIVAL OF REPRESENTATIONS

9.1. Survival

(a) The representations and warranties of Seller in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant hereto shall survive the completion of the transactions contemplated hereby and thereby and shall continue in full force and effect for a period of 12 months from and after the Closing Date, except that the representations and warranties set forth in Sections 3.1(a) and 3.1(b) (and the corresponding representations and warranties set out in certificates to be delivered under this Agreement), shall survive without limitation.

(b) The termination of the survival period of the representations and warranties of Seller provided in this Section 9.1 shall not affect any Claim pursuant to Section 10.1 for which a Notice of Claim has been provided to Seller pursuant to Section 10.5 prior to the expiration of the applicable survival period provided herein.

(c) The representations and warranties of Buyer in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant thereto shall survive the completion of the transactions contemplated hereby and thereby and shall continue in full force and effect for a period of 12 months from and after the Closing Date, except that the representations and warranties set forth in Sections 4.1(a) and 4.1(b) (and the corresponding representations and warranties set out in certificates to be delivered under this Agreement), shall survive without limitation.

(d) The termination of the survival period of the representations and warranties of Buyer provided in this Section 9.1 shall not affect any Claim pursuant to Section 10.2 for which a Notice of Claim has been provided to Buyer pursuant to Section 10.5 prior to the expiration of the applicable survival period provided herein.

(e) Unless otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect following the Closing Date for the benefit of the other party(s) in accordance with the terms thereof, indefinitely.

10. INDEMNITIES

10.1. Indemnity by Seller

(a) Subject to the limitations set out in Section 10.4, Seller shall indemnify and save Buyer and each of its directors, officers, employees and agents harmless from and against all Losses suffered or incurred by them as a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(i) any warranties or representations made on the part of Seller contained in this Agreement being untrue or inaccurate or if Seller has breached any such warranty or representation; and

(ii) a breach or non-fulfilment of any agreement, term or covenant on the part of Seller made or to be observed or performed under this Agreement.

(b) Losses of Buyer and of its directors, officers, employees and agents are not limited to matters asserted by third parties against them but include Losses incurred or sustained by them in the absence of Third Party Claims. Payments by Buyer or its directors, officers, employees and agents of amounts for which they are indemnified, shall not be a condition precedent to recovery.

10.2. Indemnity by Buyer

(a) Subject to the limitations set out in Section 10.4, Buyer shall indemnify and save Seller and its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Losses suffered or incurred by them as a result of or arising directly or indirectly from, out of, with respect to or in connection with any of the following:

(i) any warranties or representations made on the part of Buyer contained in this Agreement being untrue or inaccurate or if Buyer has breached any such warranty or representation;

(ii) a breach or non-fulfilment of any agreement, term or covenant on the part of Buyer made or to be observed or performed under this Agreement;

(iii) the failure by Buyer to duly and validly issue to Seller, the Transaction Shares; and

(iv) any of the Assumed Obligations.

(b) Losses of Seller and its Affiliates and their respective directors, officers, employees and agents are not limited to matters asserted by third parties against them but include Losses incurred or sustained by them in the absence of Third Party Claims. Payments by Seller and its Affiliates and their respective directors, officers, employees and agents of amounts for which they are indemnified, shall not be a condition precedent to recovery.

10.3. Agency for Directors, Officers and Employees

(a) Seller agrees to accept each indemnity in favour of Buyer's directors, officers, employees and agents as agent and trustee of each such director, officer, employee and agent. Seller agrees that Buyer may enforce an indemnity in favour of any of Buyer's directors, officers, employees and agents on behalf of each such director, officer, employee or agent or shareholder.

(b) Buyer agrees to accept each indemnity in favour of Seller's Affiliates and the Seller's and its Affiliates' respective directors, officers, employees and agents as agent and trustee of each such Affiliate and each such director, officer, employee and agent. Buyer agrees that Seller may enforce an indemnity in favour of any of Seller's Affiliates or any of Seller's or its Affiliates' directors, officers, employees and agents on behalf of each such Affiliate, director, officer, employee or agent.

10.4. Limitations on Liability

The indemnification obligations of Seller and Buyer pursuant to Sections 10.1(a)(i) and 10.2(a)(i) respectively, shall not be applicable to any Claim(s) for Losses under this Section 10 until the aggregate amount of all Losses claimed exceeds $500,000. However, if the aggregate amount of Losses claimed exceeds $500,000, the party making such Claim(s) may claim for the full amount of the Losses and will not be limited to only claiming the amount in excess of $500,000.

10.5. Notice of Claim

(a) A party entitled to and seeking indemnification for itself or for and on behalf of those Persons contemplated by Sections 10.3(a) or 10.3(b), as the case may be, pursuant to the terms of this Agreement (the "**Indemnified Party**") shall upon becoming aware of any claim, suit, demand, proceeding or other matter in respect of which the other party (the "**Indemnifying Party**") agreed to indemnify the Indemnified Party pursuant to this Agreement (a "**Claim**"), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party (a "**Notice of Claim**"). Such Notice of Claim shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "**Third Party Claim**") or whether the Claim does not so arise (a "**Direct Claim**"), and shall also specify with reasonable particularity (to the extent that the information is available):

(i) the factual basis for the Claim; and

(ii) the amount of the Claim, if known.

A failure to promptly provide such Notice of Claim (but subject to such Notice of Claim being delivered in accordance with Section 10.5(b)) shall not affect the rights or obligations of any party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially prejudiced as a result of such failure, including should it have been deprived of its right to recover any payment under its applicable insurance coverage.

(b) The obligations of an Indemnifying Party hereunder to indemnify the Indemnified Party in respect of any breach or inaccuracy of any representation, warranty or covenant are subject to and conditional upon the Indemnified Party providing a Notice of Claim to the Indemnifying Party in accordance with Section 10.5(a):

(i) on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 9.1(a) or 9.1(c), as the case may be;

(ii) at any time from and after the Closing Date in the case of any Claims pursuant to Section 10.1(a)(ii), or in the case of any Claims pursuant to Sections 10.2(a)(ii), 10.2(a)(iii) or 10.2(a)(iv);

(iii) at any time from and after the Closing Date in the case of any Claims which is based upon or relates to in any manner whatsoever any breach or inaccuracy of any of the representations and warranties of Seller set forth in Sections 3.1(a) or 3.1(b) or any of the representations and warranties of Buyer set forth in Sections 4.1(a) or 4.1(b).

For greater certainty, if a Notice of Claim is not provided by the Indemnified Party to the Indemnifying Party in respect of a Claim on or prior to the end of the applicable time period set forth above (or where there is more than one applicable time period in respect of such Claim, on or prior to the end of the applicable time period having the longest duration), the Indemnifying Party shall have no obligation to indemnify the Indemnified Party in respect of such Claim. The foregoing sentence shall not be applicable in any manner whatsoever in respect of any Claim for which the time for providing a Notice of Claim as set forth above, is indefinite.

In respect to any such Claims, the application of the *Limitation Act* (British Columbia) is excluded to the full extent permitted by the *Limitation Act* (British Columbia), and instead such Claims have the limitation periods set forth above.

10.6. **Defence of Third Party Claims**

(a) In respect of any Notice of Claim relating to a Third Party Claim, if the Indemnifying Party does not give the Indemnified Party notice in writing within 30 days of the receipt of the Notice of Claim of the Indemnifying Party's election to assume control of the negotiation, settlement or defence of the Claim, the Indemnifying Party will be deemed to have irrevocably waived its right to assume control of the negotiation, settlement or defence of the Claim and shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, and provided the Indemnifying Party gives written notice to the Indemnified Party within 30 days in accordance with Section 10.6(a), to participate in or assume control of the negotiation, settlement or defence of the Claim, provided that the Indemnifying Party has acknowledged its liability hereunder for the Claim and any Losses arising therefrom and has furnished such security or other assurances as the Indemnified Party may reasonably request in connection therewith, and provided further

that any such negotiation, settlement or defence is conducted in good faith and with due diligence, and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).

(c) If the Indemnifying Party elects to assume such control, it shall not settle the Third Party Claim or pay the amount claimed without the Indemnified Party's written consent, which consent shall not be unreasonably withheld or delayed.

(d) If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, then the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(e) Notwithstanding the foregoing provisions of this Section 10.6, the Indemnified Party shall have the right to participate in or assume control of the negotiation, settlement or defence of a Third Party Claim if the Third Party Claim seeks any injunctive or other relief (other than monetary damages) against the Indemnified Party, in which case, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim but shall have the right to participate in the negotiations, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf and at its expense.

(f) If any Third Party Claim is of a nature such that the Indemnified Party is required by Legal Requirements to make a payment to any Person (a "**Third Party**") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.

(g) If the amount of any Loss of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

10.7. **Settlement of Third Party Claims**

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.

The Indemnified Party and the Indemnifying Party shall consult and co-operate fully with each other on a timely basis with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party shall make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection herewith, all at the cost and expense of the Indemnifying Party.

10.8. Indemnity After Tax and Insurance

For the purposes of computing any amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Section 10 as a result of, or in connection with, any Losses, any Tax relief available to such Indemnified Party in relation to such Losses, as well as any Taxes payable by such Indemnified Party as a result of being so indemnified, shall be taken into account. In addition, the amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Section 10 as a result of, or in connection with, any Losses shall be reduced by any insurance proceeds (other than any proceeds from self-insurance or fronted insurance programs) realized by the Indemnified Party in respect of such Losses, net of any reasonable costs of realizing such insurance proceeds.

11. GENERAL

11.1. Notices

All notices, requests and other communications to any party hereunder shall be in writing and shall be delivered:

If to Seller:

0777666 B.C. Ltd.
999 West Hastings Street
Suite 1400
Vancouver, B.C.
V6C 2W2

Attention: President
Facsimile: (604) 689-3847

and to:

Lawson Lundell LLP
Barristers and Solicitors
1600 - 925 West Georgia Street
Vancouver, B.C.
V6C 3L2

Attention: Jerrold Schramm
Facsimile: (604) 669-1620

If to Buyer:

0890693 B.C. Ltd.
999 West Hastings Street
Suite 1400
Vancouver, B.C.
V6C 2W2

Attention: President
Facsimile: (604) 689-3847

and to:

Lawson Lundell LLP
Barristers and Solicitors
1600 - 925 West Georgia Street
Vancouver, B.C.
V6C 3L2

Attention: Jerrold Schramm
Facsimile: (604) 669-1620

or to such address or facsimile number as any party may, from time to time, designate in the manner set out above. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.2. Further Assurances

Each of the parties shall execute and deliver such further documents and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement.

11.3. Time of the Essence

Time shall be of the essence of this Agreement.

11.4. Expenses

Except as specifically provided in this Agreement, Seller and Buyer will bear all of their own expenses incurred in connection with the negotiation and settlement of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

11.5. **Confidentiality/Announcements**

Except as required by Legal Requirements or Governmental Authority or as may be required in order to obtain the consents contemplated by this Agreement, no announcements or disclosures concerning the transactions contemplated by this Agreement may be made by any party, its employees, agents or representatives unless previously approved by Seller and Buyer, in writing. The parties shall consult with each other regarding any disclosure required by Legal Requirements or any Governmental Authority.

11.6. **Enurement**

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.7. **Assignment**

No party may assign its interest in this Agreement without the written consent of the other party hereto, except that Seller may assign its rights and obligations under this Agreement to its sole shareholder without the consent of Buyer, provided that its sole shareholder has agreed in writing with Seller to assume Seller's obligations under the Agreement, and that Seller and its sole shareholder provide written notice to Buyer of such assignment and assumption.

11.8. **Governing Law and Jurisdiction**

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, including the federal laws of Canada applicable therein. All disputes and claims arising out of, or in any way connected with, this Agreement shall be referred to the Courts of the Province of British Columbia and each of the parties hereby attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia.

11.9. **Entire Agreement**

This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements, representations, correspondence (in any format whatsoever) or discussions by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10. **Invalidity**

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

11.11. **Waiver and Amendment**

(a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the

case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.12. **Lawson Lundell LLP Acting for more than one Party**

Each of the parties to this Agreement has been advised and acknowledges that Lawson Lundell LLP is acting as counsel to and representing Buyer and Seller (each a "Client" and, collectively, "Clients") in connection with this Agreement and, in this role, information disclosed to Lawson Lundell LLP by one Client may not be kept confidential and may be disclosed to each of the Clients and each of the parties consents to Lawson Lundell LLP so acting. In addition, should a conflict arise between any Clients in respect of matters relating to this Agreement, Lawson Lundell LLP may not be able to continue to act for any such Clients in respect of such matters.

11.13. **Counterparts; Third Party Beneficiaries**

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder.

[The next page is the execution page.]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first written above.

0777666 B.C. LTD.

By: ______________________________
Title:

0890693 B.C. LTD.

By: ______________________________
Title:

Schedule 1.1(ff)
Properties

Part I: Brucejack Properties

Tenure Number	**Claim Name**	**Tenure Type**
509223		Mineral Claim
509397		Mineral Claim
509400		Mineral Claim
509463		Mineral Claim
509464		Mineral Claim
509506		Mineral Claim

Part II: Snowfield Properties

Tenure Number	**Claim Name**	**Tenure Type**
509216		Mineral Claim
594266	HAHA1	Placer Claim
594267	HAHA1	Placer Claim

Schedule 5.1
Release and Waiver

THIS RELEASE AND WAIVER made as of the ____ day of ___________, 20___,

BY: **0890693 B.C. LTD.** (the "**Releasor**")

IN FAVOUR OF: **0777666 B.C. LTD.** and its Affiliates and their respective directors, officers, employees and agents (collectively the "**Released Persons**")

WHEREAS:

A. 0777666 B.C. Ltd. ("**0777666**") and Releasor have entered into a purchase and sale agreement dated as of _________________, 20_____ (the "**Purchase and Sale Agreement**"), pursuant to which 0777666 agreed to sell, and Releasor agreed to purchase all of 0777666's right, title and interest in and to the Purchased Assets; and

B. Pursuant to the terms of the Purchase and Sale Agreement, and as a covenant of the Releasor thereunder, the Releasor has agreed to execute and deliver this Release and Waiver;

NOW THEREFORE THIS RELEASE AND WAIVER WITNESSES that in consideration of the payment of $1.00 by the Released Persons to the Releasor and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Releasor), the Releasor hereby acknowledges and agrees, as follows:

1. **DEFINED TERMS** – All capitalized terms used in this Release and Waiver (including in the recitals to this Release and Waiver) which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase and Sale Agreement.

2. **RELEASE AND WAIVER**– The Releasor hereby irrevocably:

   (a) remises, releases and forever discharges the Released Persons and each of them, and each of their respective heirs, personal representatives, successors and assigns, in respect of; and

   (b) waives any and all rights and recourse that it may have to payment, contribution, indemnification or compensation from the Released Persons and each of them, and each of their respective heirs, personal representatives, successors and assigns, in respect of,

   any and all losses, liabilities, claims, demands, damages, actions, causes of action, judgments, suits, prosecutions, orders, fines, penalties, assessments, fees, costs, and expenses of every nature or kind whatsoever, whether known or unknown, liquidated or unliquidated, existing or contingent, accrued or not accrued, joint or several, legal or equitable or pursuant to any legislation or regulation (as may be amended from time to time, and any prior or successor legislation or regulation), arising from or as a result of,

in whole or in part, whether directly or indirectly, any of the Assumed Obligations. Provided that, for greater certainty, this Release and Waiver in no manner affects or restricts the rights, recourse, liabilities and obligations of 0777666 and Releasor pursuant to the Acquisition Agreement.

3. **WARRANTY** – Without limitation to any other representations or warranties given under the Purchase and Sale Agreement, the Releasor represents and warrants to the Released Persons that none of the causes of actions, claims, debts, liabilities, obligations and other entitlements released and waived under Section 2 of this Release and Waiver have been assigned to any person and that the Releasor has full right and authority to give this Release and Waiver in accordance with its terms.

4. **UNCONDITIONAL** – The Releasor acknowledges and agrees that this Release and Waiver is absolute and unconditional, that there are no conditions precedent to the effectiveness of this Release and Waiver that have not been satisfied or waived and is unimpeachable upon any grounds whatsoever.

5. **INTERPRETATION** – The clauses in this Release and Waiver are to be broadly construed to favour the intent that except to the extent expressly excepted, the Released Persons are to be fully and unconditionally released without exception and the rights and recourse of the Releasor are to be fully and unconditionally waived without exception. Without restricting the generality of the foregoing, the clauses in this Release and Waiver shall be construed independently of one another and the interpretation of one clause hereof shall not be construed so as to limit any of the rights, protection and entitlements given to the Released Persons under any other clause hereof.

6. **FURTHER DOCUMENTS** – The Releasor will, upon the request of any of the Released Persons, execute and deliver all such other documents and shall do all such other acts and things as may be reasonably necessary to more fully assure the releases and waivers contemplated hereunder.

7. **SUCCESSORS & ASSIGNS** – This Release and Waiver shall enure to the benefit of the Released Persons, and each of them, and each of their respective heirs, personal representatives, successors and assigns and shall be binding upon the Releasor and its successors and assigns.

8. **INDEPENDENT LEGAL ADVICE** – The Releasor acknowledges having been afforded the opportunity to obtain legal advice with respect to this Release and Waiver, its meaning and execution, and has done so.

9. **NO RESCISSION** - The Releasor acknowledges that the facts in respect of which this Release and Waiver has been provided may prove to be other than or different from those facts now known or believed by the Releasor to be true. The Releasor accepts and assumes the risk of the facts being different and agrees that this Release and Waiver shall in all respects be enforceable and not subject to termination, rescission, or variation by discovery of any difference in facts or by discovery of any new facts.

10. **COVENANT NOT TO SUE** – The Releasor agrees not to make any claim, demand or initiate any proceedings against any other person who might claim contribution or

indemnity from any of the Released Persons and any of their respective heirs, personal representatives, successors and assigns, in connection with or related to the matters released or waived herein.

11. **GOVERNING LAW** - This Release and Waiver shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein. The Releasor declares that it fully understands the terms of this Release and Waiver and voluntarily accepts the terms of this Release and Waiver.

0890693 B.C. LTD.

Per: ______________________________ c/s
Authorized Signatory

Schedule 4.1(c)
Equity Securities of Buyer

Prior to Completion of the IPO Financing:

Robert A. Quartermain	-	one (1) Common share
	-	one (1) Series A Preferred share

At the end of the Business Day on which the IPO Financing is Completed:

Robert A. Quartermain	-	one (1) Common share plus that number of Common shares that equals 2.5% of the issued and outstanding Common shares, on a fully diluted basis, immediately prior to any exercise of the Over-Allotment Option or any conversion of the Convertible Note

Schedule 7.2(i)
Transition Services Agreement

(See Attached)

Schedule 7.2(i)

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT is made as of ●, 2010,

BETWEEN:

SILVER STANDARD RESOURCES INC., a British Columbia company having an office at Suite 1400 – 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(“**SSRI**”)

AND:

PRETIUM RESOURCES INC., a British Columbia company having a registered office at 2900 – 555 Burrard Street, Vancouver, British Columbia V6C 0A3

(“**Pretium**”)

WHEREAS:

A. Pretium proposes to undertake an initial public offering of common shares (the “**IPO**”) and purchase from SSRI all of the issued and outstanding shares of 0890693 B.C. Ltd., which owns the interest of SSRI in the Snowfield and Brucejack mineral projects (the “**Acquisition**”);

B. in connection with and following the completion of the IPO and the Acquisition, Pretium will require, and SSRI has agreed to provide, certain transitional management services; and

C. the parties wish to enter into this Transition Services Agreement in respect of the matters and on the terms and conditions set forth herein;

THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the mutual agreements set out herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties to this Agreement, the parties agree as follows:

1. ENGAGEMENT

1.1. Pretium hereby retains and engages SSRI, and SSRI hereby agrees, to provide the services set forth in Section 2 on the terms and conditions hereinafter set forth, with effect as at and from October 18, 2010.

1.2. The term of this Agreement commenced on October 18, 2010 and will end on the date which is 12 months after the date of closing of the Acquisition, unless otherwise terminated as set forth herein.

2. SERVICES

2.1. SSRI shall provide the following corporate and administrative services and supplies to Pretium, at the request of Pretium:

(a) general corporate management and support services in respect of financings (including, without limitation, the IPO);

(b) reception, secretarial, office management and communications services, use of general office equipment and office supplies (provided that, notwithstanding any other provision of this Agreement, SSRI's obligation to provide such services shall end on the date which is two months after the date of closing of the Acquisition);

(c) day-to-day cash management, bookkeeping and ongoing record keeping services;

(d) support services in relation to communications with shareholders of Pretium for regulatory purposes, including annual and quarterly reports, shareholder mailings and meetings;

(e) attending to filings and reporting as may be required in the normal course of business with applicable governmental and regulatory authorities on behalf of Pretium;

(f) maintaining records in relation to the mineral properties of Pretium, including filing of assessment work; and

(g) communicating with Pretium's professional advisors, including, without limitation, its solicitors, auditors, fiscal agents and independent consultants, with respect to general corporate matters regarding Pretium.

2.2. SSRI shall provide the following technical services to Pretium, at the request of Pretium:

(a) making available the services of Kenneth C. McNaughton to act as the "qualified person" (as defined in National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* ("**NI 43-101**")) in respect of the Snowfield and Brucejack mineral projects for the purposes of compliance with NI 43-101, until such time as Pretium hires an individual to act in such capacity; and

(b) providing for the transfer from Mr. McNaughton to the qualified person to be hired by Pretium as referred to in Section 2.2(a) of the material information known by Mr. McNaughton with respect to the Snowfield and Brucejack mineral projects.

2.3. Notwithstanding any other provision of this Agreement, any one or more of the particular services to be provided by SSRI to Pretium as set out in Sections 2.1

and 2.2 may be reasonably curtailed by SSRI in its sole discretion upon reasonable notice in writing to Pretium.

2.4. Pretium shall use its reasonable commercial efforts to hire the personnel required by it to perform the services to be provided by SSRI pursuant to this Agreement as soon as reasonably practicable and shall terminate this Agreement pursuant to Section 6.1(d) promptly after it has done so.

2.5. The services to be provided by SSRI hereunder shall be performed only by appropriately qualified and experienced personnel.

3. COMPENSATION, EXPENSES AND INDEMNITY

3.1. Pretium shall pay to SSRI, for the services to be provided by SSRI to Pretium pursuant to Section 2, an amount equal to the time spent by each SSRI employee performing such services multiplied by such employee's hourly charge-out rate as set out in Schedule A, as amended from time to time in accordance with Section 3.3. Notwithstanding the foregoing, no amounts shall be charged by SSRI to Pretium under this Agreement in the circumstances in which SSRI is required to reimburse Pretium for its reasonable third party out-of-pocket expenses as provided in Section 5 of the letter agreement dated October 18, 2010 between SSRI and Robert A. Quartermain.

3.2. SSRI shall cause its personnel to maintain appropriate records of time spent performing services hereunder on behalf of Pretium and will make such records available to Pretium upon request.

3.3. SSRI shall review the hourly charge-out rates set out in Schedule A from time to time and, when it deems appropriate, in its sole discretion, recalculate the hourly charge-out rates for its personnel performing services for Pretium. SSRI may also, in its sole discretion, change the personnel providing services to Pretium hereunder. On the delivery by SSRI at any time of recalculated charge-out rates to Pretium, or the occurrence of changes to the personnel providing such services, Schedule A shall be deemed to be amended to incorporate such recalculated charge-out rates and changes to the personnel providing such services along with their charge-out rates. The charge-out rates in Schedule A include direct labour and employee benefits costs and amounts for overhead costs such as office equipment usage, office rent, computer expenses, office expenses and supplies, photocopier, postage, telephone and fax and include a 10% mark-up on all such costs and amounts. Schedule A, as amended from time to time, is incorporated by reference in this Agreement.

3.4. Pretium shall reimburse SSRI for all of its reasonable third party out-of-pocket expenses actually incurred on behalf of Pretium, including, without limitation, filing fees, travel, food and lodging costs, long distance telephone calls, facsimile charges, delivery and courier charges, bulk postage and copying and printing charges, in each case with a 10% mark-up thereon.

3.5. SSRI shall invoice Pretium on a monthly basis for all amounts payable by Pretium to SSRI hereunder and Pretium shall pay the amount of each such invoice within 30 days after its receipt thereof.

3.6. Pretium shall be responsible for the payment of any harmonized sales tax, goods and services tax, provincial sales tax or other taxes exigible on any of the amounts payable by it pursuant to this Agreement, the payment of which taxes shall be in addition to the amounts payable by SSRI set forth elsewhere in this Agreement.

3.7. Without limitation to the rights of indemnification of SSRI and any of its directors, officers, employees and agents as set out in any other agreement with respect to the IPO and/or the Acquisition, Pretium shall indemnify and hold SSRI and its affiliates and their respective directors, officers, employees and agents harmless from and against all claims by a third party against them that arise out of or result from a claim by a third party regarding the provision or performance by SSRI of any service hereunder, unless such claim arises out of the wilful misconduct or gross negligence of SSRI or any of its directors, officers, employees and agents in connection with the performance of the service that is the subject of such claim.

4. RELATIONSHIP OF PRETIUM AND SSRI

4.1. Pretium acknowledges that SSRI will engage in other business activities for gain, profit or other pecuniary advantage, including, without limitation, the exploration, development and production of mineral projects and the provision of services to other public and private companies similar or identical to those to be rendered to Pretium hereunder, and that SSRI and its directors, officers, employees and agents will therefore only be required to devote such time and effort to the provision of services to Pretium hereunder as are reasonably necessary to efficiently and competently perform and carry out such services.

4.2. SSRI shall perform all services on behalf of Pretium hereunder as an independent contractor, and neither SSRI nor any of its directors, officers, employees or agents will, in the performance of any services hereunder, be considered for any reason to be partners, employees or servants of Pretium or, except to the extent expressly permitted hereunder, as agents of Pretium. To the extent necessary to permit SSRI to perform the services required hereunder, Pretium shall provide evidence of the authority of SSRI or its representatives to act as agent for Pretium hereunder.

4.3. SSRI and Pretium acknowledge that from time to time certain directors, officers, employees or agents of SSRI may also be directors or officers of Pretium and, as such, may perform services, other than those contemplated under this Agreement, directly for Pretium. With respect to the performance of such services directly for Pretium, such persons will be considered to be directors, officers or agents of Pretium and not of SSRI and such services will not form part of the services to be provided hereunder.

5. ACCESS TO INFORMATION

5.1. SSRI shall provide full access to representatives of Pretium's auditors to all accounting records and supporting documentation relating to Pretium, and will permit them, at Pretium's expense, to take such copies as may be reasonably requested.

5.2. The directors, officers and authorized representatives of Pretium, and the auditors and solicitors of Pretium, will be entitled, during normal business hours, to full and complete access to all records maintained by SSRI on behalf of Pretium and with respect to the business, properties or mineral exploration programs of Pretium.

6. TERMINATION

6.1. This Agreement will terminate upon the occurrence of any one or more of the following events:

(a) if SSRI commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of the *Bankruptcy and Insolvency Act* (Canada), *Companies' Creditors Arrangement Act* (Canada) or similar legislation, or if a receiver, liquidator or receiver manager is appointed for the assets or business of SSRI;

(b) if Pretium commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of the *Bankruptcy and Insolvency Act* (Canada), *Companies' Creditors Arrangement Act* (Canada) or similar legislation, or if a receiver, liquidator or receiver manager is appointed for the assets or business of Pretium;

(c) if the IPO is not completed on or before January 31, 2011;

(d) at the election of Pretium at any time, upon 30 days' prior written notice to SSRI; and

(e) at the election of SSRI with effect at any time from and after the date which is six months after the date of closing of the Acquisition, upon 60 days' prior written notice to Pretium.

7. ARBITRATION

7.1. In the event of any disagreement or dispute between SSRI and Pretium with respect to this Agreement or the interpretation thereof, or the services to be provided hereunder, such disagreement or dispute will be referred to a single arbitrator pursuant to the *Commercial Arbitration Act* (British Columbia) and the determination of such arbitrator will be final and binding upon SSRI and Pretium. Any award pursuant to such arbitration may be entered and enforced in any court of competent jurisdiction.

8. NON WAIVER

8.1. The failure of a party to insist upon strict adherence to any one or more of the terms of this Agreement on one or more occasions will not be construed as a waiver of any such term by such party or deprive such party of the right to require strict compliance thereafter with the same or any other term of this Agreement.

9. SEVERABILITY

9.1. If any portion of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining portions thereof will remain in full force and effect.

10. ASSIGNMENT

10.1. The rights and obligations of Pretium under this Agreement may not be assigned or transferred.

10.2. The rights and obligations of SSRI under this Agreement may not be assigned or transferred without the prior written consent of Pretium, such consent not to be unreasonably withheld.

11. NOTICES

11.1. Any notice or other communication to be given hereunder will be in writing and will be addressed to the party to receive such notice or communication at the address for such party set out above. All notices will be either sent by telecopier (to the facsimile number of the recipient as provided by it from time to time) or delivered by prepaid courier, in each case addressed to the recipient party and will be deemed to have been given and received if delivered, on the day of delivery or, if sent by telecopier, on the business day following the day on which it was sent.

11.2. Either party may at any time give notice in writing to the other of a change of its address for the purposes of this Section 11.

12. GENERAL

12.1. The headings used throughout this Agreement are inserted for reference purposes only and are not to be considered, or taken into account, in considering the terms

or provisions of this Agreement, or to be deemed in any way to qualify, modify or explain the effect of any such terms or provisions.

12.2. This Agreement constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, expressed or implied, statutory or otherwise, between SSRI and Pretium with respect to the subject matter hereof, other than agreements providing for the indemnification of SSRI or its affiliates or any of their respective directors, officers, employees or agents as contemplated by Section 3.7.

12.3. This Agreement may only be amended by an agreement in writing signed by the parties hereto.

12.4. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the courts of British Columbia will have exclusive jurisdiction.

12.5. Each of SSRI and Pretium shall do, or cause to be done, all acts or things necessary to implement and carry into effect this Agreement to the full extent contemplated hereby.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

SILVER STANDARD RESOURCES INC.

By:__________________________
Authorized Signatory

PRETIUM RESOURCES INC.

By:__________________________
Authorized Signatory

SCHEDULE A

The charge-out rates per hour for SSRI personnel effective ●, 2010 are as follows:

Employee	Hourly Charge-Out Rate
[K. McNaughton	$ ●
J. Ovsenek	$ ●
K. Riddell	$ ●
G. Davis	$ ●
T. Yip	$ ●
M. Freeman	$ ●
M. Holtby	$ ●]

Schedule 7.2(j)
Investor Rights Agreement

(See Attached)

Schedule 7.2(j)

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of ●, 2010,

BETWEEN:

SILVER STANDARD RESOURCES INC., a British Columbia company having an office at Suite 1400 – 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

(“**SSRI**”)

AND:

PRETIUM RESOURCES INC., a British Columbia company having a registered office at 2900 – 550 Burrard Street, Vancouver, British Columbia V6C 0A3

(the “**Company**”)

WHEREAS:

A. immediately following the sale by SSRI to the Company of its interest in the Snowfield and Brucejack mineral projects and the completion of an offering of common shares by the Company pursuant to a prospectus dated October ●, 2010, SSRI owns approximately ●% of the issued and outstanding common shares of the Company; and

B. the parties wish to enter into this Investor Rights Agreement in respect of the matters and on the terms and conditions set forth herein;

THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the mutual agreements set out herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties to this Agreement, the parties agree as follows:

1. DEFINITIONS

1.1. In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) “**Acquisition Agreement**” means the acquisition agreement dated ●, 2010 between SSRI and the Company providing for the sale by SSRI and the purchase by the Company of all of the issued and outstanding shares of 0890693 B.C. Ltd., which holds the interest of SSRI in the Snowfield and Brucejack projects;

(b) “**Affiliate**” means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such Person. A Person shall be deemed to “**control**” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and

policies of such other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and the term "**controlled**" shall have a similar meaning; provided, however, SSRI and the Company shall not be considered to be Affiliates of each other;

(c) "**BCBCA**" means the *Business Corporations Act* (British Columbia);

(d) "**Board of Directors**" has the meaning set forth in Section 5.1(a);

(e) "**Business Day**" means any day other than a Saturday, Sunday or a day that is a statutory holiday in the Province of British Columbia;

(f) "**Company**" has the meaning set forth above and, where applicable, includes any successor or combined company following a Non-Cash Transaction;

(g) "**Company Shares**" means the common shares in the capital of the Company or its successor or a combined company as a result of a Non-Cash Transaction;

(h) "**Equity Financing**" means the issue and sale of Equity Securities, directly or indirectly, for cash or cash equivalents, other than the issue of Equity Securities under any equity compensation plan in respect of the directors, officers or employees of the Company;

(i) "**Equity Financing Notice**" has the meaning set forth in Section 3.1(a);

(j) "**Equity Securities**" means Company Shares or securities convertible into or exercisable or exchangeable for Company Shares, including, without limitation, convertible debt securities;

(k) "**Non-Cash Transaction**" means a transaction pursuant to which the Company issues Company Shares for non-cash consideration, or as a result of a consolidation, amalgamation, merger, arrangement, corporate reorganization or similar transaction or business reorganization resulting in a combined company;

(l) "**Outstanding Equity Securities**" means Company Shares issued and outstanding at a particular time on a fully-diluted basis, excluding only Equity Securities which are issued or issuable following the date hereof pursuant to any equity compensation plan in respect of the directors, officers or employees of the Company;

(m) "**Parties**" means SSRI and the Company and "**Party**" means either of them;

(n) "**Person**" shall be broadly interpreted and includes any individual, sole proprietorship, partnership, limited partnership, firm, unincorporated association, unincorporated organization, syndicate, trust, joint venture, body corporate, governmental authority, and any other entity or organization of any nature whatsoever, and includes any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(o) "**Shareholders**" has the meaning set forth in Section 5.1(a);

(p) "**SSRI Director Nominees**" has the meaning set forth in Section 5.1(a); and

(q) "**SSRI's Percentage**" means the percentage of the issued and outstanding Equity Securities owned beneficially by SSRI and its Affiliates collectively, calculated in accordance with Section 2.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

2. CALCULATION OF SSRI'S PERCENTAGE

2.1. For the purposes of this Agreement:

(a) SSRI's Percentage at any given time shall be calculated by dividing the number of Company Shares and other Equity Securities owned beneficially by SSRI and its Affiliates collectively by the number of Outstanding Equity Securities; and

(b) in the event that the Company issues Equity Securities in a Non-Cash Transaction, during the period between the closing of any such Non-Cash Transaction and the closing of the next Equity Financing, SSRI's Percentage for the purposes of this Agreement shall be deemed to be SSRI's Percentage immediately prior to the closing of the Non-Cash Transaction.

3. EQUITY FINANCING

3.1. Subject to Section 6.1, in the event that the Company proposes to issue Equity Securities in connection with an Equity Financing:

(a) the Company shall deliver a notice to SSRI in writing as soon as possible prior to the public announcement of the Equity Financing, but in any event at least [10] Business Days prior to the earlier of: (i) the date on which the Company files a preliminary prospectus, registration statement or other offering document in connection with an Equity Financing that constitutes a public offering of the Company Shares and (ii) the proposed closing date of the Equity Financing (the "**Equity Financing Notice**"), specifying: (A) the total number of Outstanding Equity Securities; (B) the total number of Equity Securities which are proposed to be offered for sale; (C) the rights, privileges, restrictions, terms and conditions of the Equity Securities proposed to be offered for sale; (D) the consideration for which the Equity Securities are proposed to be offered for sale; and (E) the proposed closing date of the Equity Financing;

(b) SSRI shall have the right to subscribe for and purchase such number of Equity Securities that the Company proposes to offer for sale as described in the Equity Financing Notice as would result in SSRI and its Affiliates collectively maintaining, following the completion of the Equity Financing, SSRI's Percentage held by them immediately prior to the first public announcement of the proposed Equity Financing, for the consideration and on the same terms and

conditions as offered to the other potential purchasers under the Equity Financing all as set forth in the Equity Financing Notice. If SSRI elects to subscribe for such Equity Securities, SSRI shall provide written notice to the Company by the close of business on the [fifth] Business Day following the day upon which the Equity Financing Notice is received by SSRI;

(c) subject to Section 7.1, SSRI shall have the right to sell, pursuant to a prospectus, registration statement or other offering document prepared and delivered by the Company in connection with an Equity Financing that constitutes a public offering of Company Shares, such number of Company Shares as is equal to the total number of Company Shares being sold under such offering multiplied by the lesser of SSRI's Percentage and 20%. If SSRI elects to exercise such right, SSRI shall provide written notice to the Company by the close of business on the [fifth] Business Day following the day upon which the Equity Financing Notice is received by SSRI. In the event of such exercise by SSRI, the Company and SSRI shall cooperate in good faith in connection with SSRI's participation in such offering; and

(d) in respect of any specific Equity Financing Notice and the related Equity Financing, SSRI shall have the right to either purchase pursuant to Section 3.1(b) or sell pursuant to Section 3.1(c), but may not both purchase and sell.

3.2. Subject to Section 6.1, in the event that SSRI advises the Company in writing that SSRI or its Affiliates wish to sell any of the Equity Securities owned by them, SSRI and the Company shall cooperate in good faith to effect such sale and, without limiting the generality of the foregoing, the Company shall execute and file such documents, and take such other actions, as may reasonably be requested by SSRI.

4. NON-CASH TRANSACTIONS

4.1. Subject to Section 6.1, in the event that the Company proposes to issue Equity Securities in connection with a Non-Cash Transaction:

(a) the Company shall deliver a notice to SSRI in writing as soon as possible prior to the public announcement of the Non-Cash Transaction, but in any event at least [10] Business Days prior to the proposed closing date of the Non-Cash Transaction specifying: (i) the total number of Outstanding Equity Securities; (ii) the total number of Equity Securities which are proposed to be offered for sale in connection with the Non-Cash Transaction; (iii) the rights, privileges, restrictions, terms and conditions of the Equity Securities which are proposed to be offered for sale in connection with the Non-Cash Transaction; (iv) the consideration for which the Equity Securities are proposed to be offered for sale in the Non-Cash Transaction; and (v) the proposed closing date of the Non-Cash Transaction; and

(b) for the purposes of the next Equity Financing following the Non-Cash Transaction, SSRI shall be entitled to subscribe for such number of Equity Securities, on terms no less favourable to SSRI than the terms offered to other potential purchasers under such Equity Financing, as would result in SSRI and its

Affiliates collectively maintaining, following the completion of the Equity Financing, SSRI's Percentage held by them immediately prior to the closing of the Non-Cash Transaction.

(c) As a condition of disclosure to SSRI of non-public information, as contemplated in Section 4.1(a), SSRI agrees to execute a reasonable confidentiality provision in respect of such disclosure.

5. RIGHT TO NOMINATE DIRECTORS

5.1. Subject to Section 6.1:

(a) SSRI shall be entitled to designate such number of individuals (the "**SSRI Director Nominees**"), to be nominated and, if elected, to serve as members of the board of directors of the Company (the "**Board of Directors**") at each meeting of shareholders of the Company (the "**Shareholders**") at which directors of the Company are to be elected, as is equal to the lesser of: (i) one less than the number which constitutes a majority of the number of directors comprising the Board of Directors and (ii) SSRI's Percentage multiplied by the number of directors comprising the Board of Directors (rounded to the closest whole number of directors), provided that each SSRI Director Nominee consents in writing to serve as a director and is eligible under the BCBCA to serve as a director;

(b) the Company shall take all steps as may be necessary to appoint the SSRI Director Nominees to the Board of Directors as of the Closing Time;

(c) the Company shall cause the SSRI Director Nominees to be included in the slate of nominees proposed by the Company to the Shareholders for election as directors at each meeting of the Shareholders at which directors are to be elected;

(d) the Company shall use all reasonable efforts to cause the election of the SSRI Director Nominees, including soliciting proxies in favour of the election of the SSRI Director Nominees;

(e) the Company shall notify SSRI in writing immediately upon determining the date of any meeting of the Shareholders at which directors of the Company are to be elected and SSRI shall advise the Company and the Board of Directors of the names of the SSRI Director Nominees within [ten] Business Days after receiving such notice;

(f) if SSRI does not advise the Company and the Board of Directors of the SSRI Director Nominees within the time set forth in Section 5.1(e), then SSRI will be deemed to have designated its incumbent nominees for nomination for election at the relevant meeting of the Shareholders pursuant to Section 5.1(a); and

(g) if any SSRI Director Nominee ceases to hold office as a director of the Company for any reason, SSRI shall be entitled to nominate an individual to replace him or her and the Company shall promptly take all steps as may be necessary to appoint

such individual to the Board of Directors to replace the SSRI Director Nominee who has ceased to hold office.

6. TERMINATION OF RIGHTS

6.1. The rights of SSRI and the obligations of the Company in Sections 3.1, 3.2, 4.1 and 5.1 shall terminate and be of no further force and effect if SSRI's Percentage is less than 10% for any continuous period of at least 30 days.

7. SALES BY SSRI

7.1. Until the date that is 180 days after the date hereof, SSRI shall not, and shall ensure that its Affiliates do not, sell or pledge any Company Shares owned by them without the prior written consent of the Company; provided, however, that SSRI may transfer Company Shares to or between any of its Affiliates in its sole discretion without any such consent. ***[NTD: RAQ and the other directors of the Company will enter into agreements with SSRI to a similar effect]***

8. NOTICES

8.1. Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be delivered in person or transmitted by facsimile transmission addressed as follows:

(a) if to SSRI:

Silver Standard Resources Inc.
Suite 1400 – 999 West Hastings Street
Vancouver, British Columbia V6C 2W2

Attention: ●
Fax No.: (604) 689-3847

with a copy which does not constitute notice hereunder sent to:

Lawson Lundell LLP
1600 – 925 West Georgia Street
Vancouver, British Columbia V6C 3L2

Attention: Jerrold W. Schramm
Fax No.: (604) 669-1620

(b) if to the Company:

Pretium Resources Inc.
●
Vancouver, British Columbia ●

Attention: Robert A. Quartermain
Fax No.: ●

with a copy which does not constitute notice hereunder sent to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Street
Vancouver, British Columbia V6C 0A3

Attention: Josh Lewis
Fax No.: (604) 632-4853

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered if such day is a Business Day and the notice is delivered before 5:00 p.m. local time at the place of delivery or otherwise on the next following Business Day.

Any Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 8.

9. ENTIRE AGREEMENT

9.1. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.

10. SUCCESSORS AND ASSIGNS

10.1. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. None of the Parties may assign any of their respective rights or obligations hereunder without the prior written consent of the other Parties provided that SSRI may assign its rights hereunder without the consent of the Purchaser to any of its Affiliates.

11. APPLICABLE LAW

11.1. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of British Columbia (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of British Columbia with respect to any matter arising hereunder or related hereto.

12. HEADINGS

12.1. The headings used in this Agreement, and its division into Sections and other subdivisions, do not affect its interpretation. References in this Agreement to Sections and other subdivisions are to those parts of this Agreement.

13. AMENDMENT

13.1. This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.

14. COUNTERPARTS

14.1. This Agreement may be executed in counterparts and delivered in portable document format (.PDF) or by facsimile transmission (with executed originals to be delivered), each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

15. NUMBER AND GENDER

15.1. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

16. REQUIRED ACTIONS ON NON-BUSINESS DAYS

16.1. If any day on or before which any action is required to be taken under this Agreement is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

17. STATUTORY REFERENCES

17.1. Unless otherwise specified, any reference in this Agreement to a statute includes all regulations, rules and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements, supersedes or replaces any such statute, regulation, rule or policy.

18. TIME

18.1. Time is of the essence of this Agreement and of every part of this Agreement, and no extension or variation of this Agreement shall operate as a waiver of this provision.

19. TIME PERIODS

19.1. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. (Vancouver time) on the last day of the period. If any period of time is to expire, or any action or event is to occur, on any day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. (Vancouver time) on the next Business Day.

20. INTERPRETATION OF THIS AGREEMENT

20.1. The Parties acknowledge that they have each participated in settling the terns of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

21. SEVERABILITY

21.1. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to reflect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22. FURTHER ASSURANCES

22.1. Each Party shall execute and deliver such further conveyances, deeds, assignments, transfers and other documents, and shall take such other actions, as are within its power as the other Party may in writing at any time and from time to time reasonably request, in order to give full effect to the provisions of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set out above.

SILVER STANDARD RESOURCES INC.

By:______________________________
Authorized Signatory

PRETIUM RESOURCES INC.

By:______________________________
Authorized Signatory

Schedule 9.6
Release and Waiver

THIS RELEASE AND WAIVER made as of the ____ day of ___________, 20___,

BY: **PRETIUM RESOURCES INC.** (the "**Releasor**")

IN FAVOUR OF: **SILVER STANDARD RESOURCES INC.** and its Affiliates and their respective directors, officers, employees and agents (collectively the "**Released Persons**")

WHEREAS:

A. Silver Standard Resources Inc. ("**SSRI**") and Releaser have entered into an acquisition agreement dated as of October ___, 2010 (the "**Acquisition Agreement**"), pursuant to which SSRI agreed to sell, and Releasor agreed to purchase, the shares of 0890693 B.C. Ltd.; and

B. Pursuant to the terms of the Acquisition Agreement, and as a covenant of the Releasor thereunder, the Releasor has agreed to execute and deliver this Release and Waiver;

NOW THEREFORE THIS RELEASE AND WAIVER WITNESSES that in consideration of the payment of $1.00 by the Released Persons to the Releasor and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Releasor), the Releasor hereby acknowledges and agrees, as follows:

1. **DEFINED TERMS** – All capitalized terms used in this Release and Waiver (including in the recitals to this Release and Waiver) which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

2. **RELEASE AND WAIVER**– The Releasor hereby irrevocably:

   2.1. remises, releases and forever discharges the Released Persons and each of them, and each of their respective heirs, personal representatives, successors and assigns, in respect of; and

   2.2. waives any and all rights and recourse that it may have to payment, contribution, indemnification or compensation from the Released Persons and each of them, and each of their respective heirs, personal representatives, successors and assigns, in respect of,

   any and all losses, liabilities, claims, demands, damages, actions, causes of action, judgments, suits, prosecutions, orders, fines, penalties, assessments, fees, costs, and expenses of every nature or kind whatsoever, whether known or unknown, liquidated or unliquidated, existing or contingent, accrued or not accrued, joint or several, legal or equitable or pursuant to any legislation or regulation (as may be amended from time to time, and any prior or successor legislation or regulation), arising from or as a result of,

in whole or in part, whether directly or indirectly, any of the Snowfield/Brucejack Obligations. Provided that, for greater certainty, this Release and Waiver in no manner affects or restricts the rights, recourse, liabilities and obligations of SSRI and Releasor pursuant to the Acquisition Agreement.

3. **WARRANTY** – Without limitation to any other representations or warranties given under the Acquisition Agreement, the Releasor represents and warrants to the Released Persons that none of the causes of actions, claims, debts, liabilities, obligations and other entitlements released and waived under Section 2 of this Release and Waiver have been assigned to any person and that the Releasor has full right and authority to give this Release and Waiver in accordance with its terms.

4. **UNCONDITIONAL** – The Releasor acknowledges and agrees that this Release and Waiver is absolute and unconditional, that there are no conditions precedent to the effectiveness of this Release and Waiver that have not been satisfied or waived and is unimpeachable upon any grounds whatsoever.

5. **INTERPRETATION** – The clauses in this Release and Waiver are to be broadly construed to favour the intent that except to the extent expressly excepted, the Released Persons are to be fully and unconditionally released without exception and the rights and recourse of the Releasor are to be fully and unconditionally waived without exception. Without restricting the generality of the foregoing, the clauses in this Release and Waiver shall be construed independently of one another and the interpretation of one clause hereof shall not be construed so as to limit any of the rights, protection and entitlements given to the Released Persons under any other clause hereof.

6. **FURTHER DOCUMENTS** – The Releasor will, upon the request of any of the Released Persons, execute and deliver all such other documents and shall do all such other acts and things as may be reasonably necessary to more fully assure the releases and waivers contemplated hereunder.

7. **SUCCESSORS & ASSIGNS** – This Release and Waiver shall enure to the benefit of the Released Persons, and each of them, and each of their respective heirs, personal representatives, successors and assigns and shall be binding upon the Releasor and its successors and assigns.

8. **INDEPENDENT LEGAL ADVICE** – The Releasor acknowledges having been afforded the opportunity to obtain legal advice with respect to this Release and Waiver, its meaning and execution, and has done so.

9. **NO RESCISSION** - The Releasor acknowledges that the facts in respect of which this Release and Waiver has been provided may prove to be other than or different from those facts now known or believed by the Releasor to be true. The Releasor accepts and assumes the risk of the facts being different and agrees that this Release and Waiver shall in all respects be enforceable and not subject to termination, rescission, or variation by discovery of any difference in facts or by discovery of any new facts.

10. **COVENANT NOT TO SUE** – The Releasor agrees not to make any claim, demand or initiate any proceedings against any other person who might claim contribution or

indemnity from any of the Released Persons and any of their respective heirs, personal representatives, successors and assigns, in connection with or related to the matters released or waived herein.

11. **GOVERNING LAW** - This Release and Waiver shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein. The Releasor declares that it fully understands the terms of this Release and Waiver and voluntarily accepts the terms of this Release and Waiver.

PRETIUM RESOURCES INC.

Per: ______________________________ c/s
Authorized Signatory

Schedule 9.7(a)
Other Assets

The rights, title and interest of Seller and its Affiliates in:

(a) those mineral claims lying to the east between the Snowfield/Brucejack Properties and Highway 37 and to the south between the Snowfield/Brucejack Properties and Stewart, British Columbia;

(b) any miscellaneous equipment located thereon;

(c) drill core and samples obtained therefrom;

(d) geological information and studies, reports, models, assays, drill hole data, geochemical reports and other information concerning those mineral claims;

(e) road permit application in respect of access to the Snowfield/Brucejack Properties; and

(f) all of the outstanding shares of 0890696 B.C. Ltd., which owns certain real property in Stewart, British Columbia.